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EXHIBIT (a)(1)(A)

        OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
OP-TECH ENVIRONMENTAL SERVICES, INC.
at
$0.116 NET PER SHARE
by
NRC MERGER SUB, INC.
a wholly-owned subsidiary of
NRC US HOLDING COMPANY, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 29, 2013, UNLESS THE OFFER IS EXTENDED.

        NRC Merger Sub, Inc., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of NRC US Holding Company, LLC, a Delaware limited liability company ("NRC"), is offering to purchase for cash all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of OP-TECH Environmental Services, Inc., a Delaware corporation ("Op-Tech"), at a price of $0.116 per Share, net to the seller in cash (the "Offer Price"), without interest thereon and subject to reduction for any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of June 19, 2013, by and among Op-Tech, NRC, and Purchaser (as it may be amended from time to time, the "Merger Agreement"), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser has agreed to merge with and into Op-Tech, with Op-Tech surviving as a wholly-owned subsidiary of NRC (the "Merger").

        The Board of Directors of Op-Tech (the "Op-Tech Board") has unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger, the grant of the Top-Up Option, and the purchase and sale of Shares upon the exercise of the Top-Up Option, are fair to and in the best interests of Op-Tech and its stockholders and (2) approved and declared advisable the Merger Agreement and transactions contemplated thereby, including the Offer, the Merger, the grant of the Top-Up Option, and the purchase and sale of Shares upon the exercise of the Top-Up Option. The Op-Tech Board recommends that Op-Tech stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, approve the Merger and adopt the Merger Agreement.

        There are no financing conditions to the Offer; however, the Offer is subject to various other conditions. A summary of the principal terms of the Offer appears on pages 1 through 7 of this Offer to Purchase under the heading "Summary Term Sheet." You should read this entire document carefully before deciding whether to tender your Shares.

The Information Agent for the Offer is:

June 28, 2013

 IMPORTANT

        If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (1) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to Computershare Trust Company, N.A., the "Depositary" for the Offer, and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase, in each case by the Expiration Date (as defined in Section 1 of this Offer to Purchase) of the Offer, or (2) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.

        If you desire to tender your Shares to Purchaser pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary by the expiration of the Offer, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase.

* * *

        Questions and requests for assistance may be directed to Georgeson Inc., the "Information Agent" for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

 SUMMARY TERM SHEET

        NRC Merger Sub, Inc., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of NRC US Holding Company, LLC, a Delaware limited liability company ("NRC"), is offering to purchase for cash all outstanding shares of common stock, par value of $0.01 per share (the "Shares"), of OP-TECH Environmental Services, Inc., a Delaware corporation ("Op-Tech"), at a price of $0.116 per Share, net to the seller in cash (the "Offer Price"), without interest thereon and subject to reduction for any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of June 19, 2013, by and among Op-Tech, NRC and Purchaser (as it may be amended from time to time, the "Merger Agreement"), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser has agreed to merge with and into Op-Tech, with Op-Tech surviving as a wholly-owned subsidiary of NRC (the "Merger").

        The following are some questions you, as a stockholder of Op-Tech, may have and answers to those questions. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to understand fully the Offer, the Merger and the related transactions because the information in this summary term sheet is not complete. References to "we," "us," or "our," unless the context otherwise requires, are references to Purchaser.

Who is offering to buy my securities?

        Our name is NRC Merger Sub, Inc. We are a Delaware corporation formed solely for the purpose of making this tender offer for all of the outstanding Shares and subsequently merging with and into Op-Tech. We are a wholly-owned subsidiary of NRC US Holding Company, LLC, a Delaware limited liability company. See "Introduction" to this Offer to Purchase and Section 9—"Certain Information Concerning Purchaser and NRC."

        The Offer is the first step in our plan to acquire all of the outstanding Shares, as provided in the Merger Agreement. If, after completion of the Offer, we, together with NRC and any other wholly-owned direct or indirect subsidiary of NRC, own at least 90% of the outstanding Shares, upon the terms and subject to the conditions of the Merger Agreement, we intend to acquire the remainder of the outstanding Shares in the Merger for $0.116 per Share in cash. See Section 11—"Purpose of the Offer and Plans for Op-Tech; Transaction Documents."

What securities are you offering to purchase?

        We are offering to purchase all of the outstanding Shares. See "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer."

How much are you offering to pay for my securities; and what is the form of payment?

        We are offering to pay you $0.116 per Share net to you in cash, without interest thereon. The aggregate purchase price for all of the Shares that are purchased from you pursuant to the Offer will be rounded to the nearest whole cent. If you are the record holder of your Shares (i.e., a stock certificate has been issued to you and registered in your name) and you directly tender your Shares to the Depositary in the Offer, you will not have to pay brokerage fees or commissions. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

        Yes. We will need approximately $12,000,000 to purchase all outstanding Shares validly tendered in the Offer (and not properly withdrawn), to pay fees and expenses related to the Offer and the Merger, to complete the Merger and pay the consideration in respect of outstanding Shares converted in the Merger into the right to receive the per Share amount paid in the Offer and to cash out warrants exercisable into Shares, and to pay off all of Op-Tech's outstanding debt upon consummation of the Merger. NRC will provide us with the necessary funds to fund the Offer through cash on hand and available borrowings. Consummation of the Offer is not subject to any financing conditions. See Section 12—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the Offer?

        We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (1) the Offer is being made for all outstanding Shares solely for cash, (2) the Offer is not subject to any financing condition, (3) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Shares for the same cash price in the Merger, and (4) NRC has, and will arrange for Purchaser to have, sufficient funds to purchase all Shares validly tendered in the Offer (and not properly withdrawn) and to acquire the remaining outstanding Shares in the Merger. See Section 12—"Source and Amount of Funds."

What are the most significant conditions to the Offer?

        The conditions to the Offer are set forth at length in Section 13—"Conditions of the Offer." These conditions include, among other things:

  •
  there shall be validly tendered in accordance with the terms of the Offer immediately prior to the scheduled Expiration Date (as defined below) and not properly withdrawn, a number of Shares that, together with Shares then directly or indirectly owned by NRC, represents at least 90% of all Fully Diluted Shares (as defined below), which condition we refer to as the "Minimum Tender Condition";

  •
  there shall be no litigation, action or suit by any person that seeks, directly or indirectly: to (1) make illegal, prohibit, materially delay or otherwise restrain the making of the Offer, the consummation of the Offer or the Merger or the performance of the Merger Agreement, (2) impose material damages, costs or expenses on Op-Tech or NRC or their affiliates as a result of the transactions contemplated by the Merger Agreement, (3) restrain, prohibit or limit NRC's, Op-Tech's or any of their respective affiliates' ownership or operation of all or any material portion of the business or assets of NRC, Op-Tech or any such affiliate, or to compel NRC, Op-Tech or any of their respective affiliates to dispose of, license or hold separate all or any material portion of the business or assets of NRC, Op-Tech or any such affiliate, or (4) impose limitations on the ability of NRC, Purchaser or any of NRC's other affiliates effectively to acquire, hold or exercise full rights of ownership of any Shares or any shares of common stock of the surviving corporation, including the right to vote the Shares or the shares of common stock of the surviving corporation acquired or owned by NRC, Purchaser or any of NRC's other affiliates on all matters properly presented to Op-Tech's stockholders; and

  •
  the representations and warranties of Op-Tech contained in the Merger Agreement shall be true and correct as of the dates and to the extent set forth in Section 13—"Conditions of the Offer" and Op-Tech shall have performed in all material respects its covenants and obligations set forth in the Merger Agreement.

        "Fully Diluted Shares" means, at any particular time, all outstanding Shares, together with all those Shares which Op-Tech would be required to issue or deliver assuming the conversion, exercise or exchange of any then-outstanding options, warrants, rights or securities that are directly or indirectly convertible into or exercisable or exchangeable for, such Shares, whether or not then convertible, exercisable or exchangeable. Op-Tech has informed the Purchaser that as of June 27, 2013, there were (1) 11,940,373 Shares outstanding, (2) options outstanding to purchase an additional 200,335 Shares, (3) warrants outstanding to purchase an additional 480,000 Shares, and (4) convertible notes that are convertible into approximately 47,270,830 Shares (assuming such notes are converted on the initial Expiration Date (as defined below)). Based on the foregoing, Purchaser believes that the Minimum Tender Condition would be satisfied if 53,902,385 Shares are validly tendered and not properly withdrawn prior to Expiration Date. Pursuant to a Tender and Support Agreement, dated June 19, 2013 (the "Tender and Support Agreement"), by and between NRC, Purchaser, Op-Tech and certain Op-Tech stockholders (such stockholders collectively, the "Tendering Stockholders"), the Tendering Stockholders have already agreed to tender all Shares owned by them (including Shares to be issued upon conversion of the convertible notes held by such Tendering Stockholders) pursuant to the Offer and to convert into Shares any convertible notes held by them prior to the initial Expiration Date (as defined below). The Shares owned by the Tendering Stockholders (including the Shares to be issued upon conversion of the convertible notes held by such Tendering Stockholders), represent approximately 88.7% of the outstanding Shares on a fully diluted basis would be tendered. See Section 11—"Purpose of the Offer and Plans for Op-Tech; Transaction Documents" under subsection "Tender and Support Agreement."

        Notwithstanding the Tender and Support Agreement or any other provision of the Merger Agreement, NRC or Purchaser may, in their sole discretion, determine the Minimum Tender Condition to be satisfied if a majority, instead of 90%, of all Fully Diluted Shares are validly tendered in accordance with the terms of the Offer immediately prior to the scheduled Expiration Date (as defined below) and not properly withdrawn.

        Other conditions of the Offer are described in Section 13—"Conditions of the Offer." Consummation of the Offer is not conditioned on NRC or Purchaser obtaining financing.

Is there an agreement governing the Offer?

        Yes. Op-Tech, NRC and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the merger of Purchaser with and into Op-Tech. See Section 11—"Purpose of the Offer and Plans for Op-Tech; Transaction Documents."

What does Op-Tech's board of directors think about the Offer?

        The Board of Directors of Op-Tech (the "Op-Tech Board") has unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger, the grant of the Top-Up Option, and the purchase and sale of Shares upon the exercise of the Top-Up Option (as defined below), are fair to and in the best interests of Op-Tech and its stockholders and (2) approved and declared advisable the Merger Agreement and transactions contemplated thereby, including the Offer, the Merger, the grant of the Top-Up Option, and the purchase and sale of Shares upon the exercise of the Top-Up Option. The Op-Tech Board recommends that Op-Tech stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, approve the Merger and adopt the Merger Agreement. See "Introduction" and Section 10—"Background of the Offer; Contacts with Op-Tech", Section 11—"Purpose of the Offer and Plans for Op-Tech; Transaction Documents" and Op-Tech's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission ("Commission") in connection with the Offer, a copy of which (without certain exhibits) is being furnished to Op-Tech's stockholders concurrently herewith.

How long do I have to decide whether to tender in the Offer?

        The term "Expiration Date" means 5:00 p.m., New York City time, on July 29, 2013, unless Purchaser has extended the initial offering period of the Offer, in which event the term "Expiration Date" shall mean the latest time and date at which the offering period of the Offer, as so extended by Purchaser, will expire. Furthermore, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure by which a broker, a bank, or any other fiduciary that is an eligible institution may guarantee that the missing items will be received by the Depositary within three trading days. For the tender to be valid, however, the Depositary must receive the missing items within such three-trading-day period. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Tendering Shares."

        Please be aware that if your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, they may require advance notification before the Expiration Date.

Can the Offer be extended and under what circumstances?

        Yes. We have agreed in the Merger Agreement that we may, provided the Merger Agreement has not been terminated by either party in accordance with its terms, extend the Offer for successive periods of up to 20 business days each if, at the then-scheduled expiration of the Offer, (1) the Minimum Tender Condition shall not have been satisfied or, to the extent permitted, waived by NRC, or (2) any of the other offer conditions set forth below in Section 13—"Conditions of the Offer" are not satisfied or, to the extent permitted, waived by NRC.

        We are not, however, required to extend the Offer or the Expiration Date. In addition, without Op-Tech's consent, we may not extend the Offer beyond August 19, 2013, unless the failure of the offer conditions to be satisfied prior to August 19, 2013 was due to a breach by Op-Tech of the terms of the Merger Agreement.

        Following our acceptance and payment for Shares tendered in the Offer, we may, without the consent of Op-Tech, provide a subsequent offering period pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for the purpose of seeking to acquire that number of Shares necessary to effect a short-form merger of Op-Tech, during which Op-Tech stockholders may tender their Shares and receive the Offer Price, but will not be permitted to withdraw the Shares once tendered.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform Computershare Trust Company, N.A., the Depositary for the Offer, of that fact and will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the business day after the day on which the Offer was scheduled to expire.

What is the "Top-Up Option" and when will it be exercised?

        Pursuant to the terms of the Merger Agreement, Op-Tech has granted to Purchaser an option that is irrevocable during the term of the Merger Agreement (the "Top-Up Option") to purchase, at a price per Share equal to the Offer Price, an aggregate number of Shares equal to the lowest number of Shares that, when added to the number of Shares owned by Purchaser and NRC and any wholly-owned subsidiary of NRC pursuant to the Offer or otherwise, will constitute one Share more than 90% of the Fully Diluted Shares. However, the Top-Up Option is not exercisable (1) to the extent the number of Shares issuable upon exercise of the Top-Up Option would exceed Op-Tech's then authorized and unissued Shares and (2) if immediately after exercise and the issuance of Shares pursuant to the Top-Up Option, Purchaser, NRC and any wholly-owned subsidiary of NRC would hold of record not less than one Share more than 90% of the Shares outstanding (after giving effect to the issuance of the

Shares in respect of the Top-Up Option). Purchaser may exercise the Top-Up Option at any time after all of the conditions to the Offer have been satisfied or waived and Purchaser has accepted for payment all Shares validly tendered in the Offer and not properly withdrawn. The Top-Up Option is intended to expedite the timing of the completion of the Merger by effecting the Merger pursuant to Delaware's "short form" merger statute. Assuming (1) no outstanding Op-Tech stock options are exercised (since all outstanding options have a per share exercise price that exceeds the Offer Price), (2) the Company's warrant for 480,000 Shares has not been exercised pursuant to the terms of the Tender and Support Agreement and (3) all Op-Tech convertible notes are converted into Shares as of the Expiration Date, then the Top-Up Option will enable Purchaser to acquire 90% of the Shares outstanding only if at least 79.7% of the Shares outstanding are tendered in the Offer. If less than 90% but more than 50% of the Shares are validly tendered in accordance with the terms of the Offer and not properly withdrawn, and, in accordance with the terms of the Offer, we reduce the Minimum Tender Condition to only require the tender of a majority of the Fully Diluted Shares, and subsequently acquire all the Shares validly tendered in accordance with the terms of the Offer and not properly withdrawn, then provided more than 79.7% of the Shares in the Offer are validly tendered in accordance with the terms of the Offer and not properly withdrawn, we intend to exercise the Top-Up Option, and thereafter effect the Merger without any further action by Op-Tech stockholders. Following the Offer, if, assuming the exercise of the Top-Up Option, Purchaser or NRC would not own at least 90% of the outstanding Shares, an Op-Tech stockholder vote will be required to consummate the Merger. In such case, the approval of the Merger at a meeting of Op-Tech's stockholders would be assured because of Purchaser's ownership of a majority of the Shares (calculated on a fully diluted basis in accordance with the Merger Agreement) following completion of the Offer. See Section 11—"Purpose of the Offer and Plans for Op-Tech; Transaction Documents." Since, pursuant to the terms of the Tender and Support Agreement, Tendering Stockholders have agreed to tender a number of Shares equal to approximately 88.7% of the Shares on a fully diluted basis, if necessary, Purchaser expects to be able to effect the short-form merger promptly after the Expiration Date by exercising the Top-Up Option.

Have any stockholders already agreed to tender their Shares in the Offer?

        Yes. In connection with the execution of the Merger Agreement, we have entered into the Tender and Support Agreement with certain Op-Tech stockholders with respect to the tender of Shares into the Offer. The Tender and Support Agreement provides, among other things, that the Tendering Stockholders will (1) convert their convertible notes into Shares prior to the Expiration Date upon the satisfaction of certain conditions, (2) validly tender all of their Shares in the Offer (including the Shares to be issued upon conversion of the convertible notes) and (3) if applicable, vote their Shares in favor of adopting the Merger Agreement. The Tendering Stockholders have also agreed not to withdraw tendered Shares unless we terminate the Offer in accordance with the terms of the Merger Agreement, or the Tender and Support Agreement has been terminated in accordance with its terms. As of the date of this Offer to Purchase, the Tendering Stockholders own an aggregate of 5,865,433 Shares, or approximately 9.8% of the Shares on a fully diluted basis. Assuming conversion of all convertible notes held by them, the Tendering Stockholders would own an aggregate of 53,136,263 Shares, or approximately 88.7% of the Shares on a fully diluted basis. See Section 11—"Purpose of the Offer and Plans for Op-Tech; Transaction Documents" under subsection "Tender and Support Agreement."

How do I tender my Shares?

        If you wish to accept the Offer and:

  •
  You are a record holder (i.e., a stock certificate has been issued to you and registered in your name), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary. These materials must reach the Depositary before the Offer expires;

  •
  You are a record holder, but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to obtain three additional trading days to tender your Shares using the enclosed Notice of Guaranteed Delivery; or

  •
  You hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

        See the Letter of Transmittal and Section 3—"Procedures for Tendering Shares" for more information.

May I withdraw Shares I previously tendered in the Offer? Until what time may I withdraw tendered Shares?

        Yes. You may withdraw previously tendered Shares any time prior to the Expiration Date by following the procedures for withdrawing your Shares in a timely manner. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct your broker, dealer, commercial bank, trust company or other nominee prior to the Expiration Date to arrange for the withdrawal of your Shares in a timely manner. However, Shares tendered during a subsequent offering period, if any, may not be withdrawn. See Section 4—"Withdrawal Rights."

How do I withdraw tendered Shares?

        To properly withdraw Shares, you must deliver a written notice of withdrawal with the required information to Computershare Trust Company, N.A., the Depositary for the Offer, while you have the right to withdraw the Shares. If you tender Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights."

If I decide not to tender, how will the Offer affect my Shares?

        If the Merger between Op-Tech and us takes place, Op-Tech stockholders not tendering their Shares in the Offer (other than those properly exercising their appraisal rights) will be entitled to receive cash in an amount equal to the price per Share paid in the Offer. If you decide not to tender your Shares in the Offer and we purchase the Shares which are tendered in the Offer, but the Merger does not occur, Op-Tech may no longer be required to make filings with the Commission or otherwise may no longer be required to comply with the Commission rules relating to publicly held companies. Also, to be eligible for quotation on OTC Markets Group, Inc. (formerly known as the Pink OTC Markets Inc. or Pink Sheets) (the "OTC Market"), issuers must remain current in their filings with the Commission or applicable regulatory authorities. Thus, the Shares may no longer be eligible to be quoted on the OTC Market, and there may not be an active public trading market for the Shares. See Section 7—"Certain Effects of the Offer."

Are appraisal rights available in either the Offer or the Merger?

        No appraisal rights are available in connection with the Offer. However, under Delaware law, stockholders who own their Shares at the time of the Merger and fulfill certain other requirements of the General Corporation Law of the State of Delaware will have appraisal rights in connection with the Merger. See Section 15—"Certain Legal Matters; Regulatory Approvals—Appraisal Rights"

If you successfully complete the Offer, what will happen to Op-Tech's board of directors?

        If we accept Shares for payment pursuant to the Offer, under the Merger Agreement, NRC will become entitled to designate a pro rata portion (based on the percentage of outstanding Shares acquired by Purchaser) of the directors of Op-Tech, and Op-Tech has agreed in the Merger Agreement to cause NRC's designees to be elected or appointed to the Op-Tech Board. Assuming Purchaser purchases outstanding Shares pursuant to the Offer, NRC currently intends to exercise its rights under the Merger Agreement to obtain pro rata representation on, and control of, the Op-Tech Board. See Section 11—"Purpose of the Offer and Plans for Op-Tech; Transaction Documents."

What is the market value of my Shares as of a recent date?

        On June 18, 2013, the last full trading day before NRC and Op-Tech announced the signing of the Merger Agreement, the closing bid price for the Shares reported on the OTC Market was $0.005 per Share. The Offer Price of $0.116 per Share represents a premium of approximately 2,320% to the closing bid price for Shares on June 18, 2013. On June 27, 2013, the last full trading day before Purchaser commenced the Offer, the closing bid price for Shares reported on the OTC Market was $0.005 per Share.

        We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer. See Section 6—"Price Range of Shares; Dividends."

If I tender my Shares, when and how will I get paid?

        If the conditions to the Offer as set forth in Section 13—"Conditions of the Offer" are satisfied or waived and we consummate the Offer and accept your Shares for payment, we will pay you an amount (rounded to the nearest whole cent) equal to the number of Shares you tendered multiplied by $0.116 in cash without interest (and less any applicable withholding taxes) promptly following the Expiration Date. See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment of Shares."

What are the federal income tax consequences of participating in the Offer?

        A U.S. Holder (as defined in Section 5—"Certain United States Federal Income Tax Consequences") that disposes of Shares pursuant to the Offer generally will recognize capital gain or loss equal to the difference between the cash that the U.S. Holder is entitled to receive pursuant to the Offer and the U.S. Holder's adjusted tax basis in the Shares disposed of pursuant to the Offer. A Non-U.S. Holder (as defined in Section 5—"Certain United States Federal Income Tax Consequences") generally will not be subject to U.S. federal income tax on gains realized on the disposition of Shares pursuant to the Offer, provided that (1) the gain is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the U.S. and (2) in the case of a Non-U.S. Holder that is an individual, that the Non-U.S. Holder is not present in the U.S. for 183 days or more in the taxable year of the disposition.

        Op-Tech stockholders are urged to read carefully the section entitled "Certain United States Federal Income Tax Consequences" and to consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances. See Section 5—"Certain United States Federal Income Tax Consequences."

Whom can I contact if I have questions about the Offer?

        For further information, you can call Georgeson Inc., the Information Agent for the Offer, at (800) 248-7690.

To The Holders of Shares of Common Stock of
OP-TECH Environmental Services, Inc.:

INTRODUCTION

        NRC Merger Sub, Inc., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of NRC US Holding Company, LLC, a Delaware limited liability company ("NRC"), hereby offers to purchase all outstanding shares of common stock, par value $0.01 per share ("Shares"), of OP-TECH Environmental Services, Inc., a Delaware corporation ("Op-Tech"), at a price of $0.116 per Share, net to the seller in cash (the "Offer Price"), without interest thereon and subject to reduction for any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

        The Offer is being made in connection with the Agreement and Plan of Merger, dated as of June 19, 2013, by and among Op-Tech, NRC and Purchaser (as it may be amended from time to time, the "Merger Agreement"), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser has agreed to merge with and into Op-Tech, with Op-Tech surviving as a wholly-owned subsidiary of NRC (the "Merger").

        If your Shares are registered in your name and you tender directly to the Depositary, you will not be obligated to pay brokerage fees or commissions on the purchase of Shares by Purchaser. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees. NRC or Purchaser will pay all charges and expenses of the Depositary and the Information Agent.

        The Offer is not subject to any financing condition. The conditions to the Offer are set forth at length in Section 13—"Conditions of the Offer." These conditions include, among others things:

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  there shall be validly tendered in accordance with the terms of the Offer immediately prior to the scheduled Expiration Date (as defined below) and not properly withdrawn, a number of Shares that, together with Shares then directly or indirectly owned by NRC, represents at least 90% of all Fully Diluted Shares (as defined below), which condition we refer to as the "Minimum Tender Condition";

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  there shall be no litigation, action or suit by any person that seeks, directly or indirectly: to (1) make illegal, prohibit, materially delay or otherwise restrain the making of the Offer, the consummation of the Offer or the Merger or the performance of the Merger Agreement, (2) impose material damages, costs or expenses on Op-Tech or NRC or their affiliates as a result of the transactions contemplated by the Merger Agreement, (3) restrain, prohibit or limit NRC's, Op-Tech's or any of their respective affiliates' ownership or operation of all or any material portion of the business or assets of NRC, Op-Tech or any such affiliate, or to compel NRC, Op-Tech or any of their respective affiliates to dispose of, license or hold separate all or any material portion of the business or assets of NRC, Op-Tech or any such affiliate, or (4) impose limitations on the ability of NRC, Purchaser or any of NRC's other affiliates effectively to acquire, hold or exercise full rights of ownership of any Shares or any shares of common stock of the surviving corporation, including the right to vote the Shares or the shares of common stock of the surviving corporation acquired or owned by NRC, Purchaser or any of NRC's other affiliates on all matters properly presented to Op-Tech's stockholders; and

  •
  the representations and warranties of Op-Tech contained in the Merger Agreement shall be true and correct as of the dates and to the extent set forth in Section 13—"Conditions of the Offer" and Op-Tech shall have performed in all material respects its covenants and obligations set forth in the Merger Agreement.

        As used in this Offer to Purchase, "Fully Diluted Shares" means, at any particular time, all outstanding Shares, together with all those Shares which Op-Tech would be required to issue or deliver assuming the conversion, exercise or exchange of any then-outstanding options, warrants, rights or securities that are directly or indirectly convertible into or exercisable or exchangeable for, such Shares, whether or not then convertible, exercisable or exchangeable. Op-Tech has informed the Purchaser that as of June 27, 2013, there were (1) 11,940,373 Shares outstanding, (2) options outstanding to purchase an additional 200,335 Shares, (3) warrants outstanding to purchase an additional 480,000 Shares, and (4) convertible notes that are convertible into approximately 47,270,830 Shares (assuming such notes are converted on the initial Expiration Date (as defined below)). Based on the foregoing, Purchaser believes that the Minimum Tender Condition would be satisfied if 53,902,385 Shares are validly tendered and not properly withdrawn prior to Expiration Date (as defined below). Pursuant to a Tender and Support Agreement, dated June 19, 2013 (the "Tender and Support Agreement"), by and between NRC, Purchaser, Op-Tech and certain Op-Tech stockholders (such stockholders collectively, the "Tendering Stockholders"), the Tendering Stockholders have already agreed to tender all Shares owned by them (including the Shares to be issued upon conversion of the convertible notes held by such Tendering Stockholders) pursuant to the Offer and to convert into Shares any convertible notes held by them prior to the initial Expiration Date (as defined below). If the Tendering Stockholders tender all Shares owned by them (including Shares to be issued upon conversion of the convertible notes held by such Tendering Stockholders), then the Minimum Tender Condition would be satisfied by exercising the Top-Up Option. See Section 11—"Purpose of the Offer and Plans for Op-Tech; Transaction Documents" under subsection "Tender and Support Agreement."

        Notwithstanding the Tender and Support Agreement or any other provision of the Merger Agreement, NRC or Purchaser may, in their sole discretion, determine the Minimum Tender Condition to be satisfied if a majority, instead of 90%, of all Fully Diluted Shares are validly tendered in accordance with the terms of the Offer immediately prior to the scheduled Expiration Date (as defined below) and not properly withdrawn.

        The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on July 29, 2013, unless extended (as the date of the expiration of the Offer may be extended, the "Expiration Date"). See Section 1—"Terms of the Offer," Section 13—"Conditions of the Offer," and Section 15—"Certain Legal Matters; Regulatory Approvals."

        After careful consideration, the Board of Directors of Op-Tech (the "Op-Tech Board") has unanimously (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger, the grant of the Top-Up Option, and the purchase and sale of Shares upon the exercise of the Top-Up Option, are fair to and in the best interests of Op-Tech and its stockholders and (2) approved and declared advisable the Merger Agreement and transactions contemplated thereby, including the Offer, the Merger, the grant of the Top-Up Option, and the purchase and sale of Shares upon the exercise of the Top-Up Option. The Op-Tech Board recommends that Op-Tech stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, approve the Merger and adopt the Merger Agreement. Op-Tech has been advised that all of its directors and executive officers and other stockholders intend to tender all of their Shares pursuant to the Offer. For factors considered by the Op-Tech Board, see Op-Tech's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "Commission") in connection with the Offer, a copy of which (without certain exhibits) is being furnished to Op-Tech's stockholders concurrently herewith.

        The Offer is being made pursuant to the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. At the effective time of the Merger (the "Effective Time"), each outstanding Share (other than Shares owned by NRC, Purchaser or any subsidiary of NRC or Purchaser, or held by stockholders who properly demanded and perfected appraisal rights under Delaware law) will by virtue of the Merger, and without action by the holder of that outstanding Share, be canceled and converted into the right to receive an amount in cash equal to the Offer Price without interest (the "Merger Consideration") and subject to any required withholding taxes, payable to the holder of that outstanding Share upon surrender of the certificate formerly representing that Share. The Merger Agreement is more fully described in Section 11—"Purpose of the Offer and Plans for Op-Tech; Transaction Documents." Section 5—"Certain United States Federal Income Tax Consequences" describes certain U.S. federal income tax consequences of the disposition of Shares pursuant to the Offer and the Merger.

        Consummation of the Merger is conditioned upon, among other things, the adoption of the Merger Agreement by the requisite vote of Op-Tech stockholders, if required by law. Under the General Corporation Law of the State of Delaware ("DGCL"), the affirmative vote of a majority of the outstanding Shares to adopt the Merger Agreement is the only vote of any class or series of Op-Tech's capital stock that would be necessary to approve the Merger Agreement and the Merger at any required meeting of Op-Tech's stockholders.

        However, the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of stock of a subsidiary corporation entitled to vote on a merger directly, or indirectly through related organizations, the corporation holding that stock may merge that subsidiary into itself or into any other subsidiary of which at least 90% of the outstanding shares of each class and series of stock entitled to vote on such merger is owned by such parent corporation directly, or indirectly through related organizations, without any action or vote on the part of the other stockholders of that subsidiary (a "short-form merger"). Pursuant to the Merger Agreement, in the event that, following completion of the Offer, NRC, Purchaser or any of their respective subsidiaries owns at least 90% of the outstanding Shares, including Shares acquired in a subsequent offering period and through any exercise of the Top-Up Option, NRC, Purchaser and Op-Tech will take all action necessary to effect a short-form merger of Purchaser with and into Op-Tech in accordance with the DGCL as soon as reasonably practicable. See Section 15—"Certain Legal Matters; Regulatory Approvals." Purchaser expects to be able to effect the short-form merger promptly after the Expiration Date (as defined below) since, pursuant to the terms of the Tender and Support Agreement, Tendering Stockholders have (1) agreed to convert any convertible notes held by them into Shares prior to the initial Expiration Date (as defined below) and (2) tender all Shares held by them into the Offer, which in the aggregate, represent approximately 88.7% of the Shares on a fully diluted basis.

        No appraisal rights are available in connection with the Offer. However, under the DGCL, stockholders who continue to own their Shares at the time of the Merger and fulfill certain other requirements of the DGCL will have appraisal rights in connection with the Merger. See Section 15—"Certain Legal Matters; Regulatory Approvals—Appraisal Rights."

        This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

 THE TENDER OFFER

1.     Terms of the Offer

        Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we have agreed in the Merger Agreement to accept for payment and pay for all Shares validly tendered and not properly withdrawn by the Expiration Date in accordance with the procedures set forth in Section 4—"Withdrawal Rights."

        The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in Section 13—"Conditions of the Offer." Purchaser may terminate the Offer without purchasing any Shares if certain events described in Section 13 occur. See Section 11—"Purpose of the Offer and Plans for Op-Tech; Transaction Documents—the Merger Agreement—Termination."

        Purchaser expressly reserves the right (but is not obligated), at any time or from time to time, in each case, prior to the Expiration Date, to waive or to make any change in the terms and conditions of the Offer in any respect. However, pursuant to the Merger Agreement, Purchaser has agreed that it will not, without the prior written consent of Op-Tech, (1) decrease the Offer Price, (2) change the form of consideration payable in the Offer, (3) decrease the number of Shares sought in the Offer, (4) impose conditions to the Offer in addition to those set forth in Annex A of the Merger Agreement (and described below in Section 13—"Conditions of the Offer"), (5) amend or modify any of the conditions to the Offer in a manner that adversely affects the holders of Shares, (6) change or waive the Minimum Tender Condition or (7) extend or otherwise change the Expiration Date other than as required or permitted by the Merger Agreement.

        Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer, Purchaser has agreed under the Merger Agreement, as promptly as practicable following the Expiration Date, to accept for payment and pay for any Shares validly tendered and not properly withdrawn by the Expiration Date.

        Purchaser reserves the right (but is not obligated) under the Merger Agreement to extend the Offer for one or more periods determined by Purchaser of up to 20 business days per extension (the length of any such extension to be determined by Purchaser (or NRC on its behalf) in its sole discretion) if at any then-scheduled Expiration Date (1) the Minimum Tender Condition shall not have been satisfied (and, to the extent permitted, shall not have been waived by NRC) or (2) any of the other offer conditions described below in Section 13—"Conditions of the Offer" shall not have been satisfied (and, to the extent permitted, shall not have been waived by NRC).

        Purchaser is not, however, required to extend the Offer or the Expiration Date. In addition, without Op-Tech's consent, we may not extend the Offer beyond August 19, 2013, unless the failure of the offer conditions to be satisfied prior to August 19, 2013 was due to a breach by Op-Tech of the terms of the Merger Agreement.

        There can be no assurance that Purchaser will exercise its right to extend the Offer. During any extension of the initial offering period, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—"Withdrawal Rights."

        If, subject to the terms of the Merger Agreement, Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act or otherwise. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price or percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. In the Commission's view, an offer to purchase should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. Accordingly, if prior to the Expiration Date Purchaser decreases the number of Shares being sought or changes the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of that change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of that 10th business day.

        Purchaser expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the Commission, not to accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in Section 13—"Conditions of the Offer" have not been satisfied or upon the occurrence of any of the events set forth in Section 11—"Purpose of the Offer and Plans for Op-Tech; Transaction Documents—The Merger Agreement—Termination." Under certain circumstances, NRC and Purchaser may terminate the Merger Agreement and the Offer.

        Purchaser expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the Commission, to delay payment for Shares to the extent necessary to comply with any applicable state securities laws. See Section 15—"Certain Legal Matters; Regulatory Approvals." The reservation by Purchaser of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

        Any extension of the Offer, waiver, amendment of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, the announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting the obligations of Purchaser under those rules or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to a national news service and making any appropriate filing with the Commission.

        Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may provide a subsequent offering period upon expiration of the initial offering period of the Offer on the Expiration Date. A subsequent offering period would be an additional period of time of not less than three business days, beginning no later than 9:00 a.m., New York City time, on the next business day following the expiration of the initial offering period of the Offer on the Expiration Date, during which Op-Tech stockholders may tender Shares not tendered in the Offer. A subsequent offering period, if one is provided, is not an extension of the Offer, which already will have been completed. During a subsequent offering period, tendering stockholders will not have withdrawal rights, and Purchaser will promptly purchase and pay for any Shares tendered during the subsequent offering period at the same price paid in the Offer.

        Op-Tech has agreed to provide Purchaser with its list of stockholders, mailing labels and any available listing or computer files containing the names and addresses of record holders of Shares and lists of securities positions held in stock depositories for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Op-Tech's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies or other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.     Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser has agreed in the Merger Agreement to accept for payment, and pay for, promptly after the Expiration Date, all Shares validly tendered and not properly withdrawn at the Expiration Date if the conditions to the Offer set forth in Section 13—"Conditions of the Offer" are satisfied or waived. In addition, subject to the terms and conditions of the Merger Agreement and the applicable rules of the Commission, Purchaser reserves the right to delay payment for Shares to the extent necessary to comply with any applicable state securities laws. See Section 15—"Certain Legal Matters; Regulatory Approvals." The reservation by Purchaser of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates representing those Shares or confirmation of the book-entry transfer of those Shares into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," (2) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in Section 3 below) in lieu of the Letter of Transmittal), and (3) any other documents required by the Letter of Transmittal. See Section 3—"Procedures for Tendering Shares."

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of those Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of receiving payments from Purchaser and transmitting those payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for those unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," those Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

        If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, that increased consideration will be paid to holders of all Shares that are purchased pursuant to the Offer, whether or not those Shares were tendered prior to that increase in consideration.

        Purchaser reserves the right, under and subject to the provisions of the Merger Agreement, to transfer or assign in whole or in part, from time to time, to any direct or indirect wholly-owned subsidiary of NRC, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.     Procedures for Tendering Shares

        Valid Tender of Shares.    Except as set forth below, to validly tender Shares pursuant to the Offer, (1) a properly completed and duly executed Letter of Transmittal in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (a) certificates representing Shares tendered must be delivered to the Depositary or (b) those Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of that delivery received by the Depositary (which confirmation must include an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (2) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states (1) that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of that Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (2) that Purchaser may enforce that agreement against the participant.

        Book-Entry Transfer.    The Depositary has agreed to establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's systems may make a book-entry transfer of Shares by causing DTC to transfer those Shares into the Depositary's account in accordance with DTC's procedures for that transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

        Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary.

        Signature Guarantees and Stock Powers.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (1) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and that registered owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (2) if those Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are held through a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

        If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

        Guaranteed Delivery.    A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender those Shares by satisfying all of the requirements set forth below:

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  the tender is made by or through an Eligible Institution;

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  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

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  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all those Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which securities are traded on the OTC Market.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted via facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of all those documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If the delivery is by mail, it is recommended that all those documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

        Other Requirements.    Notwithstanding any provision of this Offer to Purchase, Purchaser will pay for Shares pursuant to the Offer only after timely receipt by the Depositary of (1) certificates for (or a timely Book-Entry Confirmation with respect to) those Shares, (2) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid by Purchaser on the purchase price of Shares, regardless of any extension of the Offer or any delay in making that payment.

        Binding Agreement.    The acceptance for payment by Purchaser of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Appointment as Proxy.    By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of Purchaser as that stockholder's proxies, each with full power of substitution, to the full extent of that stockholder's rights with respect to the Shares tendered by that stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares on or after the date of the Merger Agreement. All those proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by the stockholder as provided herein. Upon the effectiveness of the appointment, all prior powers of attorney, proxies and consents given by that stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Purchaser's designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of that stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of Op-Tech stockholders, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for those Shares Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to those Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole and absolute discretion. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of any other shareholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of NRC, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. All questions as to the interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be determined by Purchaser, in its sole and absolute discretion.

4.     Withdrawal Rights

        Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Date.

        For a withdrawal of Shares to be effective, a written notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered those Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless those Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—"Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on those certificates must also be furnished to the Depositary prior to the physical release of those certificates. If a stockholder tenders Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, the stockholder must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of those Shares.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under this Offer, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares, and those Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4 before the Expiration Date.

        Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, properly withdrawn Shares may be retendered by following one of the procedures for tendering shares described in Section 3—"Procedures for Tendering Shares" at any time prior to the Expiration Date.

        In the event Purchaser provides a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during that subsequent offering period.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of NRC, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give that notification.

5.     Certain United States Federal Income Tax Consequences

        The following summary describes certain U.S. federal income tax consequences to holders of Shares with respect to the disposition of Shares pursuant to the Offer or the Merger. It addresses only holders that hold Shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans or other tax deferred accounts, holders that own or have owned more than 5% of any class of Op-Tech stock by vote or value (whether that stock is or was actually or constructively owned), regulated investment companies, common trust funds, holders subject to the alternative minimum tax, corporations that accumulate earnings to avoid U.S. federal income tax, persons holding Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, holders that have a "functional currency" other than the U.S. dollar, U.S. expatriates, dissenting stockholders, and persons that acquired Shares in a compensation transaction. In addition, this summary does not address persons that hold an interest in a partnership or other pass-through entity that holds Shares, or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or other U.S. federal tax considerations (e.g., estate or gift tax) other than those pertaining to the income tax.

        The following is based on the Code, Treasury regulations promulgated under the Code ("Treasury Regulations"), and administrative rulings and court decisions, in each case as in effect on the date of this Offer to Purchase, all of which are subject to change, possibly with retroactive effect.

        As used herein, the term "U.S. Holder" means a beneficial owner of Shares that is (1) a citizen or individual resident of the U.S.; (2) a corporation (or an entity classified as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the U.S. or any political subdivision of the U.S.; (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust if (a) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of its substantial decisions or (b) it has properly elected under applicable Treasury Regulations to continue to be treated as a U.S. person.

        A "Non-U.S. Holder" is a beneficial owner of Shares, other than a partnership or an entity classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder.

        The tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal tax purposes) may depend on both the partnership's and the partner's status. Partnerships that are beneficial owners of Shares, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Shares pursuant to the Offer or the Merger.

        This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Holders should consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances.

U.S. Holders

        A U.S. Holder that disposes of Shares pursuant to the Offer or the Merger generally will recognize capital gain or loss equal to the difference between the cash that the U.S. Holder is entitled to receive pursuant to the Offer or the Merger and the U.S. Holder's adjusted tax basis in the Shares disposed of pursuant to the Offer or the Merger. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) disposed of pursuant to the Offer or the Merger. Capital gain of a non-corporate U.S. Holder derived with respect to a disposition of Shares in which the U.S. Holder has a holding period exceeding one year generally will be subject to a maximum U.S. federal income tax rate of 20% under current law (whereas capital gain derived with respect to a disposition of Shares in which the U.S. Holder has a holding period of one year or less generally will be subject to U.S. federal income tax rates applicable to ordinary income). The deductibility of capital loss is subject to limitations. U.S. Holders are urged to consult their tax advisors regarding those limitations.

        A U.S. Holder of Shares that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax (the "Medicare tax"), will be subject to a 3.8% tax on the lesser of (1) the U.S. Holder's "net investment income" for the relevant taxable year and (2) the excess of the U.S. Holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual's circumstances). A U.S. Holder's net investment income will generally include its net gains recognized upon a sale of Shares pursuant to the Offer, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder of Shares that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to gains in respect of the sale of Shares pursuant to the Offer.

Non-U.S. Holders

        Any gain recognized on the receipt of cash pursuant to the Offer or the Merger by a Non-U.S. Holder generally will not be subject to U.S. federal income tax unless:

  •
  the gain is effectively connected with a U.S. trade or business of that Non-U.S. Holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment in the United States maintained by that Non-U.S. Holder), in which case the Non-U.S. Holder, and, if the Non-U.S. Holder is a foreign corporation, that corporation may be subject to branch profits tax at the rate of 30% on the effectively connected gain (or such lower rate as may be specified by an applicable income tax treaty); or

  •
  the Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the Offer or Merger and certain other conditions are met, in which case the Non-U.S. Holder generally will be subject to a tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the Non-U.S. Holder's net gain realized in the Merger, which may be offset by U.S. source capital losses of the Non-U.S. Holder, if any.

Information Reporting and Backup Withholding Tax

        If certain information reporting requirements are not met, a holder may be subject to backup withholding tax (currently imposed at a rate of 28%) on proceeds received on the disposition of Shares pursuant to the Offer or the Merger. Backup withholding tax is not an additional tax. A holder subject to the backup withholding tax rules will be allowed a credit of the amount withheld against that holder's U.S. federal income tax liability and, if backup withholding tax results in an overpayment of U.S. federal income tax, that holder may be entitled to a refund, provided that the requisite information is correctly furnished to the Internal Revenue Service in a timely manner. Holders should consult their own tax advisors as to the information reporting and backup withholding tax rules.

        THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES TO HOLDERS OF SHARES WITH RESPECT TO THE DISPOSITION OF SHARES PURSUANT TO THE OFFER OR THE MERGER. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

6.     Price Range of Shares; Dividends

        The Shares are quoted on the OTC Market under the symbol "OTES." The following table sets forth, for the calendar quarters indicated, the publicly reported high and low closing bid prices per Share on the OTC Market:

Fiscal Year	High	Low
2011:
First Quarter	$0.15	$0.07
Second Quarter	$0.15	$0.07
Third Quarter	$0.07	$0.07
Fourth Quarter	$0.07	$0.07
2012:
First Quarter	$0.07	$0.007
Second Quarter	$0.01	$0.002
Third Quarter	$0.01	$0.002
Fourth Quarter	$0.01	$0.001
2013:
First Quarter	$0.005	$0.005
Second Quarter (through June 27, 2013)	$0.005	$0.005

        On June 18, 2013, the last full trading day prior to the signing of the Merger Agreement, the reported closing bid price per Share on the OTC Market was $0.005 per Share. On June 27, 2013, the last full trading day prior to the commencement of the Offer, the reported closing bid price per Share on the OTC Market was $0.005 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

        Op-Tech has never declared or paid cash dividends on its common stock. The payment of dividends is at the discretion of the Op-Tech Board.

        Under the terms of the Merger Agreement, Op-Tech is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of NRC. See Section 14—"Dividends and Distributions."

7.     Certain Effects of the Offer

        Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

        Quotation on OTC Market.    The Shares are over-the-counter securities quoted on the OTC Market, a regulated quotation service that displays real-time quotes, last-sale prices, and volume information for over-the-counter securities. The OTC Market is not a listing service, market, or exchange. To be eligible for quotation on the OTC Market, issuers must remain current in their filings with the Commission or applicable regulatory authorities. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are no longer eligible for quotation on the OTC Market, the market for Shares may be adversely affected.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Registration of the Shares may be terminated by Op-Tech upon application to the Commission if the outstanding Shares are not listed on a "national securities exchange" and if there are fewer than 300 holders of record of Shares.

        We intend to seek to cause Op-Tech to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Op-Tech to its stockholders and to the Commission and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders' meetings or actions in lieu of a stockholders' meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to "going private" transactions would no longer be applicable to Op-Tech. Furthermore, the ability of "affiliates" of Op-Tech and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be eligible for stock exchange listing.

        If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

8.     Certain Information Concerning Op-Tech

        The following description of Op-Tech and its business has been taken from Op-Tech's Annual Report on Form 10-K for its fiscal year ended December 31, 2012, and is qualified in its entirety by reference to that Form 10-K.

        Op-Tech is a Delaware corporation incorporated in Delaware in 1991, with its principal executive offices located at 1 Adler Dr., East Syracuse, NY 13057. Op-Tech's telephone number at those principal executive offices is 315-437-2065.

        Op-Tech provides comprehensive environmental and industrial cleaning and decontamination services predominately in New England (New York, Pennsylvania, and New Jersey) and Ohio. Op-Tech provides environmental remediation services for sites contaminated by hazardous and non-hazardous materials. Op-Tech also performs industrial cleaning of hazardous and non-hazardous materials and provides varying services relating to plant facility closure, including interior and exterior demolition and asbestos removal. Op-Tech also provides 24-hour emergency spill response services. Op-Tech's revenues are derived from state agencies, industrial companies, engineering firms and municipalities facing complex environmental clean-up problems associated with hazardous and non-hazardous materials as required by various governmental agencies. Op-Tech's services include assessing the regulatory, technical, and construction aspects of the environmental issue, and performing the necessary remediation activities. Op-Tech seeks to provide its clients with remedial solutions which integrate the various aspects of a project and are well-documented, practical, cost effective, and acceptable to regulatory agencies and the public.

        Available Information.    Op-Tech is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Op-Tech's business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Op-Tech's securities, any material interests of those persons in transactions with Op-Tech, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Op-Tech's stockholders and filed with the Commission. Those reports, proxy statements and other information should be available for inspection at the public reference room at the Commission's office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the Commission's customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the Commission's Public Reference Room in Washington, DC can be obtained by calling the Commission at (800) SEC-0330. The Commission also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Op-Tech, who file electronically with the Commission. The address of that site is http://www.sec.gov.

        Certain Projected Financial Information about Op-Tech.    During the course of the discussions and information exchange between NRC and Op-Tech that led to the execution of the Merger Agreement, Op-Tech provided NRC and its financial advisors with certain projected information about Op-Tech's financial performance which is not publicly available. Op-Tech has advised us that the financial projections were prepared by Op-Tech management solely for use in connection with a potential transaction and not with a view toward public disclosure or toward complying with generally accepted accounting principles, the published guidelines of the Commission regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Op-Tech's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on that information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections. The information provided to NRC included the following projected financial information for Op-Tech as an independent company (i.e., without regard to the impact on Op-Tech of the Offer and the Merger with NRC and Purchaser).

Op-Tech—Management's Financial Projections
(all amounts in thousands of dollars)

	First 12 Months Following the Effective Time of the Merger Forecasted	Second 12 Months Following the Effective Time of the Merger Forecasted	Third 12 Months Following the Effective Time of the Merger Forecasted	Fourth 12 Months Following the Effective Time of the Merger Forecasted
Revenue	$39,150	$46,980	$54,027	$60,510
Cost of Goods Sold	28,971	34,765	39,980	44,778

Gross Margin	$10,179	$12,215	$14,047	$15,733

Total Operating Expenses	$7,671	$8,285	$8,948	$9,664

Operating Income	$2,508	$3,930	$5,099	$6,069
Interest and Other Income	—	—	—	—

Net Income	$2,508	$3,930	$5,099	$6,069

        Op-Tech has advised us that the financial projections detailed above reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, such as probability of winning future bids and contracts, as well as matters specific to Op-Tech's business, all of which are difficult to predict and many of which are beyond Op-Tech's control. Accordingly, there can be no assurance that the estimates and assumptions made in preparing the projections will prove accurate. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these financial projections constitute forward-looking information and are subject to risks and uncertainties (including those identified in Op-Tech's filings with the Commission as having the potential to affect Op-Tech's future business, operations, or results of operations or the reliability of its forward-looking statements) that could cause actual results to differ materially from the results forecasted in those projections. There can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The financial projections cover multiple years and that information by its nature becomes less reliable as it relates to each successive year.

        The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the refinancing of the Company's term loan and revolving credit facility and announcement of the Offer and the Merger. Further, the financial projections do not take into account the effect of any failure to occur of the Offer or the Merger and should not be viewed as accurate or continuing in that context.

        The inclusion of the financial projections herein will not be deemed an admission or representation by Op-Tech or by NRC, Purchaser or anyone else who received this information that they are viewed by Op-Tech or by NRC, Purchaser or anyone else who received this information as material information of Op-Tech, nor that Op-Tech, NRC, Purchaser or anyone else who received this information consider these financial projections to be necessarily predictive of actual future results, and this information should not be relied on as such. Op-Tech has not updated or revised, and none of NRC, Purchaser, Op-Tech or any of their respective financial advisors intends to update or otherwise revise, the financial projections to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events even in the event that any or all of the underlying assumptions are shown to be in error.

        Op-Tech's stockholders are cautioned not to place undue reliance on the above projections.

        Sources of Information.    Except as otherwise set forth herein, the information concerning Op-Tech contained in this Offer to Purchase has been based upon publicly available documents and records on file with the Commission and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of NRC, Purchaser, or any of their respective affiliates or assigns, the Information Agent, or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Op-Tech contained in those documents and records or for any failure by Op-Tech to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.     Certain Information Concerning Purchaser and NRC

        Purchaser.    Purchaser is a Delaware corporation incorporated on May 16, 2013, and, to date, has engaged in no activities other than those incident to its formation and to the Offer and the Merger. Purchaser is a wholly-owned subsidiary of NRC. The principal executive offices of Purchaser are located at 450 Park Avenue, Sixth Floor, New York, NY 10022 and Purchaser's telephone number at those principal executive offices is 212-634-0100.

        NRC.    NRC is a Delaware limited liability company formed on January 6, 2012 and is a holding company for companies engaged in providing oil spill response and cleanup, including such remediation as set forth in the U.S. Oil Pollution Act of 1990, regulatory compliance and emergency response activities. The principal executive offices of NRC are located at 450 Park Avenue, Sixth Floor, New York, NY 10022, and NRC's telephone number at those principal executive offices is (212) 634-0100.

        Additional Information.    The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and the executive officers of NRC and the members of the board of directors and the executive officers of Purchaser are set forth in Schedule A to this Offer to Purchase.

        None of NRC, Purchaser or, to the knowledge of NRC or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has during the last five years (1) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

        Except as set forth elsewhere in this Offer to Purchase or in Schedule A to this Offer to Purchase: (1) none of NRC, Purchaser or, to the knowledge of NRC or Purchaser after reasonable inquiry, any of the persons listed in Schedule A or any associate or majority-owned subsidiary of NRC, Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Op-Tech; (2) none of NRC, Purchaser or, to the knowledge of NRC or Purchaser after reasonable inquiry, any of the persons referred to in clause (1) above or any of their executive officers, directors, affiliates or subsidiaries has effected any transaction in Shares or any other equity securities of Op-Tech during the past 60 days; (3) none of NRC, Purchaser, their subsidiaries or, to the knowledge of NRC or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of Op-Tech (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations); (4) in the past two years, there have been no transactions that would require reporting under the rules and regulations of the Commission between any of NRC, Purchaser, their subsidiaries or, to the knowledge of NRC or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and Op-Tech or any of its executive officers, directors or affiliates, on the other hand; and (5) in the past two years, there have been no negotiations, transactions or material contacts between any of NRC, Purchaser, their subsidiaries or, to the knowledge of NRC or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and Op-Tech or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of Op-Tech's securities, an election of Op-Tech's directors or a sale or other transfer of a material amount of assets of Op-Tech.

        We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (1) the Offer is being made for all outstanding Shares solely for cash, (2) the Offer is not subject to any financing condition, (3) if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger, and (4) NRC has, and will arrange for Purchaser to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire all remaining outstanding Shares in the Merger.

10.   Background of the Offer; Contacts with Op-Tech

        In the ordinary course of its business, Parent from time to time reviews and evaluates potential acquisition opportunities.

        On July 26, 2012, a buy-side mergers and acquisitions advisory firm contacted J.F. Lehman & Company, Inc., Parent's private equity sponsor ("JFL"), regarding a potential transaction with Op-Tech. JFL indicated that it and Parent may have an interest in pursuing a transaction with Op-Tech.

        On August 27, 2012 JFL and Op-Tech held a conference call to discuss Op-Tech and the possibility of exploring a transaction.

        However, at that time, Op-Tech was not considering a formal sale process and the discussions did not progress beyond initial expressions of interest. On September 26, 2012 JFL informed the buy-side mergers and acquisitions advisory firm that JFL had no further interest in pursuing a transaction with Op-Tech at that time.

        On January 15, 2013, The Benchmark Company LLC ("Benchmark"), a New York based investment banking firm engaged by Op-Tech, contacted JFL regarding Parent's interest in pursuing a transaction with Op-Tech.

        After internal discussions between JFL and Parent as to whether Parent would be interested in exploring a potential transaction with Op-Tech, JFL entered into a Non-Disclosure Agreement with Op-Tech on January 25, 2013 in order to facilitate an exchange of confidential information about Op-Tech's business. Such information was provided to JFL and Parent on an ongoing basis to enable JFL and Parent to undertake a preliminary review of Op-Tech.

        On February 1, 2013, representatives of Op-Tech, JFL, Parent and Benchmark participated in an introductory telephone call to discuss generally Op-Tech's business, as well as the potential sale process that Op-Tech was exploring. At that meeting, representatives of Parent expressed interest in exploring a potential transaction with Op-Tech.

        Throughout February, JFL and Parent conducted preliminary due diligence of Op-Tech. As part of that process, on February 8, 2013, executives of JFL and Parent met with executives of Op-Tech and Benchmark at JFL's offices in New York City. At that meeting, Op-Tech management made a presentation regarding key aspects of Op-Tech's business and responded to questions from JFL and Parent. Following the meeting, Parent and JFL continued to make various requests to Op-Tech and Benchmark for specific information regarding Op-Tech's business.

        Based on its preliminary due diligence, Parent determined to continue to pursue a potential transaction with Op-Tech. Accordingly, the board of directors of Parent held a meeting on March 1, 2013 in order to discuss the potential transaction with Op-Tech. At those meetings, management of Parent presented their initial analysis of Op-Tech and a potential transaction. After deliberations, the board of directors of Parent approved the submission of a letter of intent to acquire Op-Tech.

        On March 4, 2013, JFL and Parent submitted a letter of intent to acquire 100% of the outstanding stock of Op-Tech for an enterprise value of $9 million on a cash-free, debt-free basis, subject to confirmatory due diligence, which based on Op-Tech's outstanding debt of approximately $7,169,000 and cash on hand of approximately $1,721,000, implied a per Share purchase price of approximately $0.062. JFL and Parent also requested Op-Tech to enter into an exclusivity period during which JFL and Parent would complete the due diligence process and negotiate the transaction with Op-Tech.

        Thereafter, JFL, Parent and Op-Tech negotiated the proposed terms of the letter of intent, including the proposed enterprise value and exclusivity period. The parties subsequently agreed to an enterprise value of $10 million (resulting in a per Share purchase price of approximately $0.079), subject to JFL's and Parent's due diligence review and that JFL and Parent would have the exclusive right to perform due diligence and negotiate a potential transaction with Op-Tech until May 15, 2013 (with the ability to extend such exclusivity period until June 30, 2013 so long as JFL and Parent affirmed they were working in good faith to consummate a transaction with Op-Tech). The letter of intent, revised to reflect the agreed changes, was executed on March 7, 2013.

        Following execution of the letter of intent, JFL and Parent engaged Jones Day to act as the outside legal advisor in connection with the potential transaction. From March 7, 2013 until execution of the Merger Agreement on June 19, 2013, JFL, Parent, Jones Day and Parent's accounting and other advisors conducted confirmatory due diligence of Op-Tech.

        On April 2, 2013, representatives of JFL, Parent, Op-Tech, Benchmark, Jones Day and Morrison Cohen LLP ("Morrison Cohen"), Op-Tech's outside legal advisor, participated in a conference call regarding a potential transaction between Op-Tech and Parent. Representatives of Jones Day discussed Parent's desire to consummate a transaction to acquire 100% of the capital stock of Op-Tech pursuant to a tender offer. To facilitate the success of the tender offer so as to enable the effectuation of a short-form merger under Delaware law as quickly as possible following completion of the tender offer, Jones Day also expressed Parent's expectation that certain of Op-Tech's executives and directors who, in the aggregate, hold approximately 88.7% of the Shares on a fully diluted basis (assuming the full conversion of the convertible notes held by those persons into Shares), would enter into a customary tender and support agreement pursuant to which those executives and directors would agree to (1) convert all convertible notes held by them into Shares prior to the expiration of the tender offer and (2) tender all Shares held by them (including those issued in connection with the conversion of the convertible notes) in the tender offer. The parties agreed to the structure outlined, and agreed that Jones Day would prepare the initial transaction documents, including the initial draft of the Merger Agreement and Tender and Support Agreement.

        On April 24, 2013, Jones Day distributed to Morrison Cohen the initial draft Merger Agreement and Tender and Support Agreement.

        From April 24, 2013 until the execution of the Merger Agreement and Tender and Support Agreement on June 19, 2013, the parties and their representatives held various discussions and negotiations with respect to the terms of the Merger Agreement and Tender and Support Agreement, as well as discussions and negotiations with respect to the disclosure schedules to the Merger Agreement. Among other matters, these discussions and negotiations related to the scope of Op-Tech's right to solicit or respond to alternative transactions, including Op-Tech's right to terminate the Merger Agreement, or the Op-Tech Board's right to change its recommendation in order to enter into any alternative transaction, the amount of any termination fee or reimbursement of expenses Op-Tech would be required to pay to Parent under certain circumstances in the event the transaction with Parent were not consummated, and the scope of the conditions to Parent's offer to acquire Op-Tech.

        In addition, from April 24, 2013 until the execution of the Merger Agreement and Tender and Support Agreement on June 19, 2013, representatives of Op-Tech, Benchmark, JFL and Parent continued to negotiate the per share purchase price that would be paid by Parent in the proposed tender offer.

        On May 24, 2013, representatives of JFL and Parent proposed to representatives of Benchmark and Op-Tech a per Share purchase price of $0.06 per Share. That per share purchase price contemplated that Op-Tech's outstanding debt as of the completion of the tender offer would be approximately $7 million.

        In order to provide for a higher per share purchase price, representatives of Op-Tech informed representatives of JFL and Parent that Op-Tech was attempting to effectuate a refinancing of its term loan and revolving credit borrowings at a discount to their respective face amounts. On June 18, 2013, the Company entered into an arrangement to factor its receivable to a third party and applied the initial proceeds from the factoring agreement to fully repay its borrowings under the term loan and revolving credit agreement for a substantial discount, such that the Company's outstanding borrowings were reduced from approximately $6,706,000 to $2,688,000.

        In anticipation of such refinancing of its outstanding borrowings, on June 5, 2013, representatives of JFL and Parent communicated to representatives of Op-Tech and Benchmark that Parent would be willing to acquire all of the outstanding capital stock of Op-Tech for a per Share cash purchase price of $0.114.

        On June 17, 2013, representatives of Op-Tech informed representatives of JFL and Parent that at a meeting of the Op-Tech Board, the Op-Tech Board indicated that it would be willing to authorize entry into a transaction with Parent if the per share cash purchase price offered was at least $0.118.

        On June 18, 2013, representatives of JFL and Parent communicated to representatives of Benchmark that Parent was willing to offer a per Share cash purchase price of $0.116. Later that day, representatives of Benchmark informed JFL and Parent that Op-Tech had accepted that offer.

        On June 19, 2013, Parent executed the Merger Agreement and Tender and Support Agreement.

11.   Purpose of the Offer and Plans for Op-Tech; Transaction Documents

        Purpose of the Offer and Plans for Op-Tech.    The purpose of the Offer and the Merger is for NRC, through Purchaser, to acquire control of, and the entire equity interest in, Op-Tech. Pursuant to the Merger Agreement, NRC will acquire all of the capital stock of Op-Tech not purchased pursuant to the Offer, the Top-Up Option or otherwise. Op-Tech stockholders who sell their Shares in the Offer will cease to have any equity interest in Op-Tech or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders also will no longer have an equity interest in Op-Tech. On the other hand, after selling their Shares in the Offer or the subsequent Merger, Op-Tech stockholders will not bear the risk of any decrease in the value of Op-Tech.

        If Purchaser purchases Shares pursuant to the Offer, NRC is entitled and currently intends to exercise its rights under the Merger Agreement to obtain pro rata representation on, and control of, the Op-Tech Board. See "The Merger Agreement—Directors" below.

        In accordance with the Merger Agreement, following the time of the purchase of Shares pursuant to the Offer, NRC has agreed under the Merger Agreement to acquire the remaining Shares pursuant to the Merger. We may also acquire Shares pursuant to the Top-Up Option.

        NRC is conducting a detailed review of Op-Tech and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel. NRC will continue to evaluate the business and operations of Op-Tech during the pendency of the Offer and, after the consummation of the Offer and the Merger, will make those changes it deems desirable in any of the foregoing in light of the circumstances then existing. Thereafter, NRC intends to conduct a comprehensive review of Op-Tech's business, operations, capitalization and management with a view to optimizing development of Op-Tech's potential in conjunction with NRC's existing businesses. Without limiting the generality of the foregoing, in connection with NRC's plan to acquire all of Op-Tech's outstanding equity interests pursuant to the Offer and the Merger, NRC intends to make changes to Op-Tech's charter, bylaws and board of directors as well as certain changes to its capitalization. Possible changes also include changes to Op-Tech's management and a reorganization of reporting responsibilities of certain of Op-Tech's business units within NRC's business units. NRC does not have any current plans to effect an extraordinary corporate transaction with any third party involving Op-Tech or its subsidiary, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets.

        The Merger Agreement.    The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule TO and which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8 under "Certain Information Concerning Op-Tech—Available Information."

        The Offer.    The Merger Agreement provides that Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions to the Offer described in Section 13—"Conditions of the Offer" (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment, and pay for, all Shares validly tendered pursuant to the Offer and not properly withdrawn prior to the Expiration Date.

        Purchaser expressly reserves the right (but is not obligated), at any time or from time to time, in each case, prior to the Expiration Date, to waive or to make any change in the terms and conditions of the Offer in any respect. However, pursuant to the Merger Agreement, Purchaser has agreed that it will not, without the prior written consent of Op-Tech, (a) decrease the Offer Price, (b) change the form of consideration payable in the Offer, (c) decrease the number of Shares sought in the Offer, (d) impose conditions to the Offer in addition to those set forth in Annex A of the Merger Agreement (and described below in Section 13—"Conditions of the Offer"), (e) amend or modify any of the conditions to the Offer in a manner that adversely affects the holders of Shares, (f) increase the Minimum Tender Condition or (g) extend or otherwise change the Expiration Date other than as required or permitted by the Merger Agreement or as required by applicable law.

        Purchaser reserves the right (but is not obligated) under the Merger Agreement to extend the Offer for one or more periods determined by Purchaser of up to 20 business days per extension (the length of any such extension to be determined by Purchaser (or NRC on its behalf) in its sole discretion) if at any then-scheduled Expiration Date (1) the Minimum Tender Condition shall not have been satisfied (and, to the extent permitted, shall not have been waived by NRC) or (2) any of the other offer conditions described below in Section 13—"Conditions of the Offer" shall not have been satisfied (and, to the extent permitted, shall not have been waived by NRC).

        Purchaser is not, however, required to extend the Offer or the Expiration Date. In addition, without Op-Tech's consent, we may not extend the Offer beyond August 19, 2013, unless the failure of the offer conditions to be satisfied prior to August 19, 2013 was due to a breach by Op-Tech of the terms of the Merger Agreement.

        Upon the terms and subject to the conditions of the Offer, Purchaser will be required, as promptly as practicable following the Expiration Date, to accept for payment and pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer and will be required, as promptly as practicable, to accept and pay for any Shares validly tendered in a subsequent offering period. Purchaser may, without Op-Tech's consent, elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act if there shall not have been validly tendered and not properly withdrawn that number of Shares necessary to effect a short-form merger of Op-Tech. Subject to its obligations under the Merger Agreement to extend the Offer, under the Merger Agreement, Purchaser shall not be required to accept for payment or pay for any tendered Shares, may delay the acceptance for payment or payment for any tendered Shares and may terminate or amend the Offer as to Shares not then paid for in the event that certain conditions described in Section 13—"Conditions of the Offer" exist.

        Subsequent Offering Period.    The Merger Agreement provides that following expiration of the Offer, Purchaser (or NRC on its behalf) may, in its sole discretion, provide a subsequent offering period (or one or more extensions thereof) in accordance with Rule 14d-11 of the Exchange Act if, as of the commencement of such period, there shall not have been validly tendered (without regard to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee), and not properly withdrawn pursuant to the Offer, that number of Shares necessary to permit the Merger to be effected without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL. Accordingly, the Merger Agreement provides that Purchaser may commence a subsequent offering period if NRC and Purchaser, do not, directly or indirectly, own at least 90% of the outstanding Shares (which is the amount of Shares necessary to effect a short-form merger under Delaware law) upon completion of the Offer.

        Recommendation.    Pursuant to the Merger Agreement, Op-Tech has represented that at a meeting duly called and held, the Op-Tech Board has duly and unanimously adopted resolutions, which have not subsequently been rescinded or modified in any way, (1) determining that the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger, the grant of the Top-Up Option, and the purchase and sale of Shares upon the exercise of the Top-Up Option, are fair to and in the best interests of Op-Tech and its stockholders, (2) approving and declaring advisable the Merger Agreement and the transactions contemplated thereby, including the Offer, the Merger, the grant of the Top-Up Option, and the purchase and sale of Shares upon the exercise of the Top-Up Option, and (3) recommending that Op-Tech's stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, approve the Merger and adopt the Merger Agreement (such recommendations, the "Board Recommendation").

        Directors.    The Merger Agreement provides that after the acceptance for payment of Shares pursuant to the Offer, and from time to time thereafter up to the Effective Time, NRC will be entitled to designate the number of directors, rounded up to the next whole number, to the Op-Tech Board that is in the same proportion as the percentage of Shares then owned by NRC and Purchaser (after giving effect to the Shares purchased pursuant to the Offer), to the total number of Shares then outstanding, multiplied by the number of directors on the Op-Tech Board (giving effect to any increase in the number of directors pursuant to the terms of the Merger Agreement). Promptly following a request by NRC, Op-Tech is required under the Merger Agreement to cause the individuals designated by NRC to be elected or appointed to the Op-Tech Board, including either by increasing the size of the Op-Tech Board (including by amending the bylaws to increase the size of the Op-Tech Board) or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by NRC to be elected or appointed to the Op-Tech Board, and to take all action necessary to cause the individuals so designated by NRC to constitute substantially the same percentage (rounding up where appropriate) as is on the Op-Tech Board on each committee of the Op-Tech Board to the fullest extent permitted by all applicable laws. Prior to the Effective Time, the Op-Tech Board must always have two members of the Op-Tech Board who were members of the Op-Tech Board immediately prior to that appointment of designees of NRC (the

"continuing directors"). In the event that one or both of the continuing directors no longer serves as a member of the Op-Tech Board, an individual who is not a current or former officer, director, employee or consultant of NRC or any of its subsidiaries will be designated to fill any such vacancy.

        Top-Up Option.    Op-Tech has granted to Purchaser an option that is irrevocable during the term of the Merger Agreement (the "Top-Up Option") to purchase, at a price per Share equal to the Offer Price, an aggregate number of Shares equal to the lowest number of Shares that, when added to the number of Shares owned by NRC, Purchaser and any wholly-owned subsidiary of NRC immediately prior to the exercise of the Top-Up Option, will constitute one Share more than 90% of the Fully Diluted Shares. The Top-Up Option may be exercised by Purchaser in whole or in part; provided, that the Top-Up Option is not exercisable (1) to the extent the number of Shares issuable upon exercise of the Top-Up Option would exceed Op-Tech's then authorized and unissued Shares and (2) if immediately after exercise and the issuance of Shares pursuant to the Top-Up Option, Purchaser, NRC and their related organizations would hold not less than one Share more than 90% of the outstanding Shares (assuming the issuance of the Shares in respect of the Top-Up Option). Purchaser may exercise the Top-Up Option at any time after all of the conditions to the Offer have been satisfied or waived and Purchaser has accepted for payment all Shares validly tendered in the Offer and not properly withdrawn. The Top-Up Option is intended to expedite the timing of the completion of the Merger by effecting the Merger pursuant to Delaware's "short form" merger statute.

        The Merger.    The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Op-Tech, and Op-Tech will continue as the surviving corporation. Op-Tech has agreed in the Merger Agreement that, if stockholder approval for the Merger is required other than pursuant to a short-form merger pursuant to Delaware law, Op-Tech will hold a special meeting of its stockholders as promptly as reasonably practicable following the date upon which the proxy or information statement relating to the special meeting of Op-Tech stockholders is cleared by the Commission. NRC and Purchaser have agreed that, at the special meeting, all of the Shares acquired pursuant to the Offer or otherwise owned by NRC or any of its subsidiaries will be voted in favor of adoption of the Merger Agreement.

        The Merger Agreement further provides that, notwithstanding the foregoing, if, following consummation of the Offer, the exercise of the Top-Up Option or otherwise, NRC, Purchaser or any other wholly-owned subsidiary of NRC collectively hold at least 90% of the Fully Diluted Shares, each of NRC, Purchaser and Op-Tech will take all necessary and appropriate action to cause the Merger to become effective, as soon as reasonably practicable after the acceptance for payment of Shares pursuant to the Offer (or such other time as when Purchaser shall have acquired at least 90% of the Fully Diluted Shares) without a meeting of Op-Tech stockholders and in accordance with Section 253 of the DGCL.

        Charter, Bylaws, Directors, and Officers.    The Merger Agreement provides that at the Effective Time, the certificate of incorporation of Op-Tech will be amended and restated in its entirety to read as the certificate of incorporation of Purchaser and shall be the certificate of incorporation of the surviving corporation. From and after the Effective Time, the bylaws of Purchaser shall be the bylaws of the surviving corporation (except that all references therein to Purchaser shall be automatically amended and shall become references to the surviving corporation). The Merger Agreement further provides that the directors and officers of Purchaser immediately prior to the Effective Time will be the initial directors and officers of the surviving corporation.

        Conversion of Shares.    The Merger Agreement provides that each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by NRC, Purchaser or any subsidiary of NRC or Op-Tech, or held by stockholders who properly demand and perfect appraisal rights under Delaware law) will, by virtue of the Merger and without any action on the part of NRC, Purchaser, Op-Tech or the holder of the Shares, be converted at the Effective Time into the right to receive the

Merger Consideration (which is an amount in cash equal to the Offer Price) payable to that holder upon surrender of the certificate formerly representing those Shares, without interest thereon. The Merger Agreement also provides that at the Effective Time, each Share owned by NRC, Purchaser or any direct or indirect wholly-owned subsidiary of NRC or Op-Tech will be canceled, and no payment will be made with respect to those Shares. In addition, the Merger Agreement provides that at the Effective Time, each share of Purchaser's common stock at the Effective Time will, by virtue of the Merger and without any action on the part of NRC, Purchaser, Op-Tech or the holder of those shares, be converted into one fully paid and nonassessable share of common stock of the surviving corporation.

        Treatment of Options and Warrants.    The Merger Agreement provides that each outstanding and unexercised option to acquire Shares ("Op-Tech Option") that is not then vested and exercisable, will become fully vested on an accelerated basis as of immediately prior to the Effective Time. If the exercise price per share of any Op-Tech Option is equal to or greater than the Merger Consideration, that Op-Tech Option will be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect of that Op-Tech Option, and have no further force and effect. If the exercise price per share of any Op-Tech Option is less than the Merger Consideration, that Op-Tech Option will be cancelled as of immediately prior to the Effective Time in exchange for the right to receive, as soon as practicable after the Effective Time, an amount in cash (without interest, and less all applicable deductions and withholding taxes) equal to the product of (1) the excess, if any, of the Merger Consideration over the exercise price per Share payable under that Op-Tech Option multiplied by (2) the number of Shares subject to that Op-Tech Option.

        The Merger Agreement provides that if the exercise price per share of any warrant to acquire Shares ("Op-Tech Warrant") is equal to or greater than the Merger Consideration, that Op-Tech Warrant will be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect of that Op-Tech Warrant, and have no further force and effect. If the exercise price per share of any Op-Tech Warrant is less than the Merger Consideration, that Op-Tech Warrant will be cancelled as of immediately prior to the Effective Time, in exchange for the right to receive, as soon as practicable after the Effective Time, an amount in cash (without interest, and less all applicable deductions and withholding taxes) equal to the product of (1) the excess, if any, of the Merger Consideration over the exercise price per Share payable under that Op-Tech Warrant multiplied by (2) the number of Shares subject to that Op-Tech Warrant.

        Representations and Warranties.    The Merger Agreement contains representations and warranties made by Op-Tech to NRC and Purchaser and representations and warranties made by NRC and Purchaser to Op-Tech. The purpose of this summary of the Merger Agreement is to provide Op-Tech stockholders with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Op-Tech, NRC or Purchaser made in Op-Tech's public reports filed with the Commission. In particular, the assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules provided by Op-Tech to NRC and Purchaser in connection with the signing of the Merger Agreement. Those disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk among Op-Tech, NRC and Purchaser, rather than establishing matters of fact. Accordingly, the representations and warranties in the Merger Agreement may not represent the actual state of facts about Op-Tech, NRC or Purchaser. Op-Tech stockholders are not third-party beneficiaries of the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of Op-Tech, NRC, Purchaser or any of their respective subsidiaries or affiliates.

        In the Merger Agreement, Op-Tech has made customary representations and warranties to NRC and Purchaser with respect to, among other matters, its organization and qualification, capitalization, authority, validity and effect of agreements, conflicts, required filings and consents, compliance with laws, permits, public filings, financial statements, internal controls, Op-Tech's indebtedness, absence of undisclosed liabilities, absence of certain changes or events (including the absence of an Op-Tech Material Adverse Effect (as defined below)), litigation, employee benefit plans, labor and employment matters, intellectual property, tax matters, environmental matters, other material contracts, properties and assets, affiliated transactions, key customer and supplier matters, insurance, service warranties and liabilities, government contracts, information to be included in this Offer to Purchase and any other ancillary documents related to the Offer (collectively, the "Offer Documents"), the Schedule 14D-9 and any proxy or information statement to be sent to stockholders in connection with the Merger, the inapplicability of state takeover laws or restrictive provisions in Op-Tech's governing documents, accounts receivable, bank accounts, and the lack of any untrue statement or omission of a material fact with respect to all such representations and warranties. Each of NRC and Purchaser has made customary representations and warranties to Op-Tech with respect to, among other matters, organization, NRC's ownership of Purchaser, authority, conflicts, consents and approvals, information to be included in the Schedule 14D-9, the Offer Documents and any proxy or information statement to be sent to stockholders in connection with the Merger, absence of litigation, "interested stockholder" status, and availability of funds.

        As defined in the Merger Agreement, and for purposes of the Offer, "Op-Tech Material Adverse Effect" means with respect to Op-Tech and its subsidiary, any effect, event, occurrence, development, state of facts or change (whether or not foreseeable as of the date of the Merger Agreement) that, individually or in the aggregate with all other effects, events, occurrences, developments, state of facts or changes, (1) is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities (contingent or otherwise), prospects, results of operations or financial condition of Op-Tech and its subsidiary, taken as a whole, or (2) would prevent or materially impair the ability of Op-Tech to perform its obligations under the Merger Agreement or consummate the transactions contemplated thereby, other than, for the purposes of clause (1), any effect, event, occurrence, development, state of facts or change arising out of or resulting from: (a) a decline in the market price, or a change in the trading volume of, the Shares (provided that this clause (a) shall not preclude any other effect, event, occurrence, development, state of facts or change that may have contributed to or caused those changes from being taken into account in determining whether a Op-Tech Material Adverse Effect has occurred), (b) general environmental remediation industry, economic, market or political conditions, (c) changes in applicable law or generally accepted accounting principles, or other applicable accounting standards, following the date hereof, or (d) any specific action taken by Op-Tech at the express written direction of any of NRC and Purchaser; provided, however, in the case of clauses (b) and (c), except to the extent that Op-Tech or its subsidiary is disproportionately adversely affected relative to other participants in the industries in which Op-Tech or its subsidiary participate.

        The representations and warranties contained in the Merger Agreement have been made by each party to the Merger Agreement solely for the benefit of the other parties, and those representations and warranties should not be relied on by any other person. In addition, those representations and warranties:

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  with respect to Op-Tech, have been qualified by information set forth in confidential disclosure schedules provided to Purchaser and NRC in connection with the execution of the Merger Agreement—the information contained in these disclosure schedules modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

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  will terminate at the Effective Time;

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  may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the Merger Agreement if those statements turn out to be inaccurate; and

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  were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement.

Covenants

        Conduct of Business.    The Merger Agreement obligates Op-Tech and its subsidiary, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement pursuant to its terms, to conduct its business in the ordinary course of business and to use its commercially reasonable efforts to preserve intact the assets, including manufacturing facilities, and business organization of Op-Tech and its subsidiary, preserve the current material business relationships with any person or entity, retain the present officers and key employees, comply in all material respects with all applicable laws and the requirements of all contracts and keep in full force and effect all material insurance policies. The Merger Agreement also contains specific restrictive covenants as to certain activities of Op-Tech and its subsidiary prior to the Effective Time or termination of the Merger Agreement pursuant to its terms which provide that Op-Tech and its subsidiary will not take certain actions without the prior written consent of NRC or otherwise as permitted by the Merger Agreement or required by law, including, among other things and subject to certain exceptions: (1) amending its governing documents; (2) issuing or selling its securities or granting options or warrants; (3) splitting or reclassifying its securities; (4) entering into any sale, voting, registration or repurchase contract with respect to its securities; (5) amending or waiving any rights under or accelerating the vesting under any provision of its equity plans; (6) acquiring or agreeing to acquire any other company; (7) disposing of or encumbering material properties, rights or assets; (8) selling, pledging, disposing of, transferring, or otherwise encumbering any material intellectual property; (9) failing to pay any fees or make any filings for any intellectual property; (10) declaring or paying any dividend; (11) increasing the compensation of directors, officers or employees; (12) granting severance benefits to any director, officer, employee, independent contractor or consultant; (13) entering into or terminating any agreement with affiliates; (14) changing any actuarial assumptions used to calculate funding obligations with respect to any equity plan; (15) suffering any material casualty loss or damage to its assets or property or suffering any material change in the amount and scope of insurance coverage; (16) causing any director, officer, senior manager or key technical employee to resign or otherwise terminate employment; (17) announcing or implementing any reduction in employees; (18) hiring or promoting any employee at or to a level of vice president, project manager or branch manager or higher; (19) communicating in a writing to employees the compensation, benefits or other treatment they will receive following the Merger; (20) incurring any indebtedness for borrowed money, including pursuant to any factoring agreement; (21) making any changes in financial accounting methods, principles or practices; (22) writing up, down or off the book value of any assets; (23) releasing or settling any claim in respect of any threatened legal action except in the ordinary course, provided that any such release or settlement does not exceed $50,000 or otherwise restricts the business activities of Op-Tech or its subsidiary; (24) making, changing or revoking any tax election or adopting or changing any method of tax accounting; (25) entering into any tax closing agreement; (26) settling or compromising any tax liability or surrendering any tax refund; (27) filing any amended tax return; (28) consenting to any extension or waiver of the limitations period applicable to any tax claim; (29) taking any action that reduces the value of any tax incentives, credits, losses, deferred tax assets, or other favorable tax benefit; (30) making or committing to any capital expenditures involving the purchase of real property or which is in excess of $100,000; (31) entering into any new, or extending any current, capital equipment lease or real property lease in excess of $100,000 annually or that is not terminable by Op-Tech 12 months from the date of such contract without penalty or acceleration of payment obligations; (32) entering into or terminating any material contract; (33) modifying, amending, waiving any right under the agreement with St. Lawrence Industrial Services, Inc. or any contract relating to current or recently retired indebtedness; (34) modifying or amending or renewing any material contract other than in the ordinary course of business; (35) entering into or extending any contract that restricts Op-Tech or its subsidiary or affiliates from engaging or competing in any line of business or in any geographic area; (36) entering into any contract that would be breached by, or require the consent of any other person following, consummation of the subject transactions; (37) entering into any development agreement regarding the creation of any intellectual property or products; (38) making any investment in any person other than a direct or indirect wholly-owned subsidiary of Op-Tech; (39) entering into, amending or canceling any insurance policies; (40) taking any action that would (a) materially delay or significantly increase the risk of not obtaining any governmental consent or approvals necessary to consummate the Merger or (b) increase the risk of any governmental authority entering an injunction or other legal restraint prohibiting or impeding the consummation of the Merger; (41) merging or consolidating Op-Tech or its subsidiary with any person; (42) adopting a plan of liquidation, dissolution, restructuring, recapitalization or other reorganization; (43) instigating any litigation, action or suit on behalf of Op-Tech or its subsidiary; (44) making any changes in the management of Op-Tech's working capital; or (45) agreeing to take any of the foregoing actions.

        Stockholder Approval.    Under the DGCL, if Purchaser acquires, pursuant to the Offer, the Top-Up Option or otherwise, at least one share more than 90% of the outstanding Shares (including Shares owned by Purchaser, NRC and its wholly-owned subsidiaries), the Merger may be effected under the short-form merger provisions of the DGCL without prior notice to, or any action by, any other stockholder of Op-Tech. If Purchaser, NRC and its wholly-owned subsidiaries do not acquire at least 90% of the outstanding Shares (pursuant to the Offer, the Top-Up Option or otherwise), NRC and Purchaser will seek approval of the Merger and adoption of the Merger Agreement by Op-Tech stockholders. Approval of the Merger and adoption of the Merger Agreement requires the approval of holders of not less than a majority of the issued and outstanding Shares, including the Shares owned by Purchaser, NRC and its wholly-owned subsidiaries. Thus, assuming that at the time for acceptance for payment of Shares pursuant to the Offer, if more than 50% of the Shares have been tendered and not properly withdrawn, Purchaser, NRC and its wholly-owned subsidiaries would own sufficient Shares to enable Purchaser, NRC and its wholly-owned subsidiaries, without the affirmative vote of any other stockholder of Op-Tech, to satisfy the stockholder approval requirement to approve the Merger and adopt the Merger Agreement. Pursuant to the Merger Agreement, if the approval of the Merger and adoption of the Merger Agreement by the holders of Shares is required by law (the "Stockholder Approval"), then, in accordance with the DGCL, the certificate of incorporation and bylaws of Op-Tech, and the Exchange Act, Op-Tech, in consultation with NRC, will, for the purpose of obtaining the Stockholder Approval, duly set a record date for, call, give notice of, convene and hold a special meeting of Op-Tech stockholders (with the record date and meeting date to be set by the Op-Tech Board upon the recommendation of NRC) as promptly as reasonably practicable following the date upon which the proxy or information statement relating to the Stockholder Approval is cleared by the Commission. NRC and Purchaser have agreed that, at the special meeting, all of the Shares acquired pursuant to the Offer or otherwise owned by NRC or any of its subsidiaries will be voted in favor of adoption of the Merger Agreement.

        No Solicitation.    In the Merger Agreement, Op-Tech has agreed that it and its subsidiaries will instruct their respective representatives to immediately cease and terminate, or cause to be terminated, any and all discussions, solicitations, encouragements or negotiations with any person with respect to any Acquisition Proposal (as defined below). Under the terms of the Merger Agreement, until the earlier of the Effective Time or the termination of the Merger Agreement pursuant to its terms, Op-Tech shall not, and shall cause its subsidiary not to, directly or indirectly:

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  solicit, initiate, cause, facilitate or encourage (including by way of furnishing information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to any Acquisition Proposal, or engage in any discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate or encourage, any such inquiries, proposals, discussions or negotiations, or resolve to or publicly propose to take any of the foregoing actions;

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  approve or recommend, or resolve to or publicly propose to approve or recommend, any Acquisition Proposal or enter into any merger agreement, agreement-in-principle, letter of intent, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal or enter into any letter of intent, agreement or agreement-in-principle requiring Op-Tech (whether or not subject to conditions) to abandon, terminate or fail to consummate the Merger; or

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  (1) withdraw, modify or qualify in a manner adverse to NRC or Purchaser the Board Recommendation or the approval or declaration of advisability by the Op-Tech Board of the Merger Agreement and the Offer and the Merger or (2) approve or recommend, or resolve to or publicly propose to approve or recommend, any Acquisition Proposal.

        Despite these restrictions, if at any time prior to the acceptance for payment of Shares pursuant to the Offer, (1) Op-Tech has received from a third party that is not in violation of such third party's contractual obligations to Op-Tech a written, bona fide Acquisition Proposal, (2) a breach by Op-Tech of the "No Solicitation" provisions of the Merger Agreement has not contributed to the making of that Acquisition Proposal, (3) the Op-Tech Board determines in good faith (after consultation with its financial advisors and outside counsel) that the Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal (as defined in below), and (4) after consultation with its outside counsel, the Op-Tech Board determines in good faith that failure to take such action would constitute a breach by the Op-Tech Board of its fiduciary duties to Op-Tech's stockholders under applicable law, then Op-Tech may furnish confidential information to the person making that Acquisition Proposal (and its representatives) and discuss or negotiate with the person making that Acquisition Proposal regarding that Acquisition Proposal (and its representatives) so long as Op-Tech enters into a confidentiality agreement with that person prior to disclosing any non-public information to that person, promptly provides (any in any event within 24 hours) to NRC notice of an intent to enter into such confidentiality agreement, and promptly provides (and in any event within 24 hours) to NRC any and all non-public information delivered to that person which was not previously provided to NRC.

        The Merger Agreement provides that prior to the Effective Time, Op-Tech and its subsidiary will promptly (and in any event within 24 hours) notify NRC in the event Op-Tech or its subsidiary or its or their representatives receives any (1) Acquisition Proposal or indication by any person that it is considering making an Acquisition Proposal, (2) request for non-public information in contemplation of an Acquisition Proposal relating to Op-Tech or its subsidiary or (3) inquiry or request for discussions or negotiations regarding any Acquisition Proposal. Op-Tech must promptly (and in any event within 24 hours) provide NRC with the identity of that person and a copy of the Acquisition Proposal, indication, inquiry or request (or a description if the Acquisition Proposal is not in writing), including any modifications to the proposal. Op-Tech must also keep NRC informed (orally and in writing) on a current basis of (and in any event no later than 24 hours after the occurrence of any material changes, developments, discussions, or negotiations) the status of any Acquisition Proposal, indication, inquiry or request (including the material terms and conditions and material modifications of the Acquisition Proposal) and any developments, discussions, and negotiations, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Op-Tech must promptly (and in any event within 24 hours) notify NRC if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal and may not provide that information or engage in such discussions or negotiations prior to providing that notice to NRC.

        Further, Op-Tech may not, and shall cause its subsidiary and its and their respective representatives not to, enter into any contract with any person that would restrict Op-Tech's ability to provide information relating to Op-Tech or its subsidiary to NRC. Neither Op-Tech nor its subsidiary may terminate, waive, amend or modify any provision of any standstill or confidentiality agreement to which they are a party and Op-Tech and its subsidiary must use reasonable best efforts to enforce the provisions of those agreements.

        Notwithstanding the foregoing, if Op-Tech or its subsidiary receives from a third party that is not in violation of such third party's contractual obligations to Op-Tech a written, bona fide Acquisition Proposal, so long as Op-Tech and its subsidiary have not contributed to the making of the Acquisition Proposal and the Op-Tech Board determines in good faith (after consultation with its financial advisors and outside counsel) that the Acquisition Proposal constitutes a Superior Proposal (after giving effect to all of the adjustments to the terms of the Merger Agreement that may be offered by NRC), the Op-Tech Board may at any time prior to the acceptance for payment of Shares pursuant to the Offer, if it determines in good faith, after consultation with its counsel, that failure to take that action would constitute a breach by the Op-Tech Board of its fiduciary duties to Op-Tech stockholders under applicable law,

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  effect an Adverse Recommendation Change (as defined in the Merger Agreement); and/or

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  terminate the Merger Agreement to enter into a definitive agreement with respect to that Superior Proposal, so long as in advance of or concurrently with termination Op-Tech pays the Termination Fee (as defined below) and the Reimbursable Expenses (as defined below) to NRC and enters into the Alternative Acquisition Agreement (as defined below).

        However, the Op-Tech Board may not effect an Adverse Recommendation Change or terminate the Merger Agreement unless (1) Op-Tech has not breached its "No Solicitation" obligations under the Merger Agreement, (2) Op-Tech provides written notice to NRC at least five business days in advance of its intention to take that action with respect to that Superior Proposal (the "Alternative Acquisition Agreement"), which notice must specify the material terms and conditions of any such Superior Proposal (including the identity of the party making that Superior Proposal), (3) provides to NRC a copy of any proposed definitive agreement(s), (4) during that five business day period, negotiates with NRC in good faith to make such adjustments in the terms and conditions of the Merger Agreement so that the Acquisition Proposal ceases to constitute a Superior Proposal, and (5) following such negotiations, the Acquisition Proposal continues to constitute a Superior Proposal. In the event of any material revisions to the terms of an Acquisition Proposal, Op-Tech must deliver a new written notice to NRC and comply with the foregoing requirements with respect to that new written notice, and the notice period shall be deemed to have re-commenced on the date of that new notice.

        Pursuant to the Merger Agreement, Op-Tech further agrees that any violations of the "No Solicitation" provisions of the Merger Agreement by any of its or its subsidiary's representatives will be deemed to be a material breach of the Merger Agreement by Op-Tech.

        Nothing contained in the Merger Agreement prohibits the Op-Tech Board from taking and disclosing to Op-Tech's stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that any disclosure other than (1) a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, (2) an express rejection of any applicable Acquisition Proposal or (3) an express reaffirmation of the Op-Tech's Board's recommendation shall, in each case, be deemed to be an Adverse Recommendation Change (including for purposes of the termination provisions of the Merger Agreement).

        Pursuant to the Merger Agreement, Op-Tech and its subsidiary may not take any action to exempt any person (other than NRC, Purchaser and their respective affiliates) from the provisions of "control share acquisitions" contained in any anti-takeover law or otherwise cause those restrictions not to apply, in each case unless those actions are taken simultaneously with a termination of the Merger Agreement to accept a Superior Proposal in accordance with the terms of the Merger Agreement.

        "Acquisition Proposal" means any inquiry, proposal, offer or indication of interest (whether or not in writing) for concerning or relating to (in one transaction or a series of related transactions), or that could reasonably be expected to lead to, any of the following transactions (other than the Offer or Merger):

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  any direct or indirect acquisition or purchase (including by any license or lease) by any person of:

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  assets (including equity securities of Op-Tech's subsidiary) or businesses that constitute or generate 15% or more of the revenues, net income or assets of Op-Tech and its subsidiary on a consolidated basis or;

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  beneficial ownership of 15% or more of any class of equity securities of Op-Tech or Op-Tech's subsidiary, the assets or business of which constitutes or generates 15% or more of the revenues, net income or assets of Op-Tech and its subsidiary on a consolidated basis;

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  any purchase or sale of, or tender offer or exchange offer by any person for, equity securities of Op-Tech or its subsidiary that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of Op-Tech or Op-Tech's subsidiary, the assets or business of which constitutes or generates 15% or more of the revenues, net income or assets of Op-Tech and its subsidiary on a consolidated basis;

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  any recapitalization, liquidation or dissolution of Op-Tech; or

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  any merger, consolidation, business combination, joint venture, share exchange or similar transaction involving Op-Tech's subsidiary, the assets or business of which constitutes or generates 15% or more of revenues, net income or assets of Op-Tech and its subsidiary on a consolidated basis, or involving Op-Tech, if, as a result of any such transaction, Op-Tech stockholders, as a group, immediately prior to the consummation of that transaction would hold less than 85% of the surviving or resulting entity of that transaction immediately after the consummation of such transaction.

        "Superior Proposal" means any bona fide written Acquisition Proposal made by any person that:

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  if consummated, would result in that person owning, directly or indirectly, 100% of the outstanding equity securities of Op-Tech, or all or substantially all of the consolidated assets of Op-Tech and its subsidiary;

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  is otherwise on terms that the Op-Tech Board has determined in good faith (after consultation with its financial advisors and outside counsel and after taking into account such legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof and costs that Op-Tech would incur if it accepted such Acquisition Proposal, as the Op-Tech Board deems appropriate in the exercise of its fiduciary duties) is superior from a financial point of view to the subject transactions (including the terms of any proposal by NRC to modify the terms of the transactions); and

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  the Op-Tech Board has determined in good faith (after consultation with its financial advisors and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal as the Op-Tech Board deems appropriate in the exercise of its fiduciary duties) is reasonably capable of being consummated.

        Rule 14d-10(d).    The Merger Agreement requires that Op-Tech (acting through its compensation committee or special committee as required by Rule 14d-10(d)(2)(ii)), prior to the Expiration Date, will take all such steps as may be required to cause any Compensation Arrangements (as defined in the Merger Agreement) entered into by Op-Tech or its subsidiary to be approved or ratified (to the extent not previously so approved or ratified) as "employment compensation, severance or other employee benefit arrangement" by the compensation committee as required by Rule 14d-10(d)(2)(ii) comprised solely of "independent directors" (in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto) of Op-Tech in accordance with Rule 14d-10(d)(2) under the Exchange Act for purposes of satisfying the requirements of the non-exclusive safe-harbor set forth in that rule.

        Further Action; Efforts.    Pursuant to the terms of the Merger Agreement, prior to the Effective Time, Op-Tech agrees to use its reasonable best efforts to obtain any third party consents, approvals or waivers with respect to any contracts to which Op-Tech or its subsidiary is a party as may be necessary or appropriate for the consummation of the transactions contemplated by the Merger Agreement or required by the terms of any contract as a result of the execution, performance or consummation of the subject transactions. Subject to the terms and conditions of the Merger Agreement, prior to the Effective Time, each of NRC, Purchaser and Op-Tech agrees to use its reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the Merger Agreement.

        See Section 15—"Certain Legal Matters; Regulatory Approvals."

        Further, the Merger Agreement provides that each of Op-Tech, on the one hand, and NRC and Purchaser, on the other hand, will (1) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (2) keep the other party reasonably informed of any communication received by such party from, or given by such party to any U.S. or foreign governmental authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding the transactions contemplated by the Merger Agreement and (3) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with any governmental authority or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the applicable governmental authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences. If any objections are asserted with respect to the transactions contemplated by the Merger Agreement by any governmental authority or any private party challenging the subject transactions as violating any antitrust law, or which would prevent, materially impede or materially delay the consummation of the transactions contemplated by the Merger Agreement, each of NRC, Purchaser and Op-Tech will use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by the Merger Agreement, including in order to resolve such objections or suits, which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay consummation of the subject transactions.

        If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a governmental authority or a private party challenging the Merger or any other transaction contemplated by the Merger Agreement, each of NRC, Purchaser and Op-Tech will cooperate in all respects with each other and use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and prohibits, prevents or restricts consummation of the subject transactions.

        However, the Merger Agreement does not obligate NRC, Purchaser or any of their respective affiliates to agree to (and neither the Op-Tech or its subsidiary will, without the prior written consent of NRC) (1) sell, hold separate or otherwise dispose of all or a portion of its respective business, assets or properties, or conduct its business in a specified manner, (2) pay any amounts (other than the payment of filing fees and expenses and fees of counsel), or grant any counterparty to any contract any material accommodation, (3) commence or defend any action or claim in respect of any threatened action, (4) limit in any manner whatsoever the ability of such entities to conduct, own, operate or control any of their respective businesses, assets or properties or of the businesses, properties or assets of Op-Tech and its subsidiary or (5) waive any of the conditions to consummation of the transactions contemplated by the Merger Agreement.

        Takeover Laws.    If any anti-takeover law or regulation is or may become applicable to any of the transactions contemplated by the Merger Agreement, (1) the parties shall use reasonable best efforts to take such actions as are reasonably necessary so that the subject transactions may be consummated as promptly as practicable on the terms contemplated in the Merger Agreement and (2) the Op-Tech Board will take all actions necessary to render such statutes inapplicable to those subject transactions.

        Securityholder Litigation.    In connection with any securityholder litigation which may be brought against Op-Tech and/or its directors relating to any transaction contemplated by the Merger Agreement, Op-Tech has agreed to give NRC the opportunity to participate in the defense or settlement of such securityholder litigation. No settlement of such litigation shall be agreed to by Op-Tech without NRC's prior written consent (which consent shall not be unreasonably withheld or delayed).

        Notification of Certain Matters.    Each of Op-Tech on the one hand, and NRC and Purchaser on the other hand, have agreed to give prompt notice to the other of (1) any written notice or other communication received from any person alleging that the consent of that person is required in connection with the transactions contemplated by the Merger Agreement, (2) any notice from any governmental authority in connection with the transactions contemplated by the Merger Agreement, (3) any actions or claims commenced or, to that party's knowledge, threatened against, relating to or involving or otherwise affecting that party or Op-Tech's subsidiary that relate to the transactions contemplated by the Merger Agreement, (4) the discovery of any fact or circumstance, or the occurrence or non-occurrence of any event, that would cause any representation or warranty made by that party contained in the Merger Agreement to be, with respect to Op-Tech, untrue or inaccurate such that the Offer conditions would not be satisfied, and (5) any material failure of that party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under the Merger Agreement; provided, however, that the delivery of any notice shall not (a) cure any breach of, or non-compliance with, any other provision of the Merger Agreement or (b) limit the remedies available to the party receiving that notice.

        Financing.    Op-Tech has agreed to provide, and to cause its subsidiary and its and their respective representatives to provide, all commercially reasonable cooperation and assistance (including with respect to timeliness) requested by NRC or Purchaser in connection with the arrangement of any financing transaction contemplated by NRC in connection with the transaction at the NRC's sole expense. Such cooperation by Op-Tech, its subsidiary, and its and their respective representatives shall include, without limitation, (1) participation in meetings, drafting sessions, rating agency presentations and due diligence sessions, (2) furnishing NRC and its representatives with information and financial statements requested by NRC, (3) facilitating the execution and delivery at the Effective Time of definitive documents related to any financing transaction contemplated by the Merger Agreement, (4) facilitating the pledging of collateral in connection with any financing transaction contemplated by the Merger Agreement, including facilitating the execution and delivery of any customary collateral documents and other customary certificates and documents as may be reasonably requested by NRC (including a certificate of the chief financial officer of Op-Tech with respect to solvency matters as of the Effective Time), and (5) using reasonable best efforts to obtain customary payoff letters, redemption notices, releases of liens and instruments of termination or discharge. Op-Tech and its subsidiary consent to the reasonable use of its and their logos in connection with any financing transaction contemplated by the Merger Agreement, provided that such logos are used in a manner that is not intended to harm or disparage Op-Tech or its subsidiary or their marks. However, neither Op-Tech nor its subsidiary shall be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability or obligation in connection with any financing transaction contemplated by the Merger Agreement that would become effective prior to the Effective Time. Op-Tech, NRC, and Purchaser, to the extent each is aware of any applicable developments, shall promptly update any information provided by it for use in any offering document to be used in connection with any such debt financing to the extent such information would otherwise contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

        Directors' and Officers' Indemnification Insurance.    The Merger Agreement provides that, prior to the Effective Time, Op-Tech will purchase, for an aggregate premium amount not to exceed $140,000, a "tail" officers' and directors' liability insurance policy, which shall by its terms survive the Merger and shall provide each officer or director of Op-Tech or its subsidiary with coverage for not less than six years following the Effective Time on terms and conditions no less favorable than those of Op-Tech's directors' and officers' insurance policy as of the date of the Merger Agreement and provides coverage in respect of acts or omissions occurring prior to the Effective Time in each officer's or director's capacity as such; provided, however, that if the premium of such insurance coverage exceeds $140,000, Op-Tech shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding $140,000.

        Conditions to Consummation of the Merger.    Pursuant to the Merger Agreement, the respective obligations of Op-Tech, NRC and Purchaser to consummate the Merger are subject to the satisfaction or waiver in writing to the extent permitted by applicable law at or prior to the Effective Time of the following conditions:

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  if required by applicable law, the Stockholder Approval shall have been obtained;

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  no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any statute, rule, regulation or order enacted, entered, or enforced that prevents or prohibits the consummation of the Merger; and

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  Purchaser (or NRC on Purchaser's behalf) shall have accepted for purchase all Shares validly tendered (and not properly withdrawn) pursuant to the Offer.

        NRC and Purchaser have agreed pursuant to the Merger Agreement that all Shares owned by NRC or any of its subsidiaries will be voted in favor of adoption of the Merger Agreement.

        Termination.    The Merger Agreement provides that it may be terminated, and the Offer may be abandoned at any time prior to the acceptance for payment of Shares pursuant to the Offer and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receiving approval from Op-Tech stockholders, provided that, following the acceptance for payment of Shares pursuant to the Offer, a majority vote of the continuing directors shall be necessary for termination by Op-Tech, as follows:

          (1)   by mutual written consent of NRC and Op-Tech;

          (2)   by either NRC or Op-Tech, if the acceptance for payment of Shares pursuant to the Offer shall not have occurred on or before August 19, 2013; provided, however, that the right to terminate the Merger Agreement pursuant to this clause (b) in this Section titled "Termination" shall not be available to a party whose failure to fulfill any obligation under the Merger Agreement caused the failure of the acceptance for payment of Shares pursuant to the Offer to occur on or before that date.

          (3)   by either NRC or Op-Tech, if any governmental authority shall have (a) enacted, issued, promulgated or enforced any law that makes consummation of the Offer or the Merger illegal or otherwise prohibited or (b) enacted, issued, promulgated, enforced or entered any order which has the effect of making the consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger;

          (4)   by NRC, if, prior to the acceptance for payment of Shares pursuant to the Offer, there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of Op-Tech contained in the Merger Agreement, which breach or inaccuracy (a) would give rise to a failure of the Offer conditions set forth in paragraph (4) or (5) of Section 13—"Conditions to the Offer" and (b) is incapable of being cured or has not been cured 10 business days after Op-Tech receives notice of that breach or inaccuracy from NRC; provided, however, that neither NRC nor Purchaser is then in material breach of any representation, warranty or covenant under the Merger Agreement;

          (5)   by NRC, if, prior to the acceptance for payment of Shares pursuant to the Offer, (a) an Adverse Recommendation Change shall have occurred, (b) the Op-Tech Board or any committee of the Op-Tech Board (i) shall not have rejected any Acquisition Proposal within five days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance by Op-Tech stockholders of a tender offer or exchange offer, which shall constitute a failure to reject such Acquisition Proposal) or (ii) shall have failed, pursuant to Rule 14e-2 promulgated under the Exchange Act or otherwise, to publicly reconfirm the Op-Tech Board Recommendation within four days after receipt of a written request from NRC that it do so if that request is made following the making by any person of an Acquisition Proposal that has been publicly announced or (c) Op-Tech shall have violated or breached in any material respect any of its obligations described under "No Solicitation" above (and set forth under Section 6.05 of the Merger Agreement);

          (6)   by Op-Tech, if, prior to the acceptance for payment of Shares pursuant to the Offer, there shall have been a breach or inaccuracy of any representation, warranty, covenant or agreement on the part of NRC or Purchaser contained in the Merger Agreement, which breach or inaccuracy (a) would reasonably be expected to prevent NRC or Purchaser from consummating the Offer or the Merger in accordance with the terms of the Merger Agreement and (b) is incapable of being cured or has not been cured 10 business days after NRC receives notice of that breach or inaccuracy from Op-Tech; provided, however Op-Tech is not then in material breach of any representation, warranty or covenant under the Merger Agreement; and

          (7)   by Op-Tech prior to the acceptance for payment of Shares pursuant to the Offer to accept a Superior Proposal in accordance with Section 6.05(d) of the Merger Agreement (as described under "No Solicitation" above).

        Fees and Expenses.    Except as described below with respect to the Termination Fee, each party to the Merger Agreement will bear its own expenses in connection with the Merger Agreement, whether or not the Merger is consummated.

        Op-Tech has agreed to pay to NRC a termination fee of $150,000 (the "Termination Fee") and Reimbursable Expenses (as defined below) in immediately available funds in the event that the Merger Agreement is terminated solely as follows:

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  by Op-Tech pursuant to paragraph (7) described under "Termination" above;

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  by NRC pursuant to paragraph (5) described under "Termination" above; or

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  by NRC pursuant to paragraph (4) described under "Termination" above, if

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  at or prior to the date of termination, an Acquisition Proposal (which, solely for purposes of determining whether a Termination Fee is payable, all references in the definition of "Acquisition Proposal" to "15%" and "85%" will be deemed to be references to "50%") shall have been made known to Op-Tech or shall have been made directly to Op-Tech stockholders generally or any person shall have publicly announced an intention to make an Acquisition Proposal (whether or not conditional or withdrawn); and

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  concurrently with that termination or within 12 months following that termination, Op-Tech enters into an Alternative Acquisition Agreement to consummate or consummates a transaction contemplated by any Acquisition Proposal;

        "Reimbursable Expenses" means the cash amount necessary to fully reimburse NRC, Purchaser and their respective affiliates for all out-of-pocket fees and expenses incurred (whether or not billed) at any time (whether before or after the date of the Merger Agreement) prior to the termination of the Merger Agreement by any of them or on their behalf in connection with the Offer, the preparation of the Merger Agreement and the Tender and Support Agreement, their due diligence investigation of Op-Tech and the transactions contemplated by the Merger Agreement, including all fees and expenses of counsel and financing sources (and their respective counsel and representatives), accountants, experts, consultants and representatives to NRC, Purchaser or any of their affiliates in connection with the Offer, the preparation of the Merger Agreement or the Tender and Support Agreement, their due diligence investigation of Op-Tech and the transactions contemplated by the Merger Agreement, but in no event shall Reimbursable Expenses exceed more than $750,000 in the aggregate.

        Amendment.    Subject to Section 2.03 of the Merger Agreement, the Merger Agreement may be amended by the parties thereto by action taken by their respective boards of directors (or similar governing bodies or entities) at any time prior to the Effective Time (provided that with respect to such amendment following the acceptance for payment of Shares pursuant to the Offer, approval of the continuing directors shall be required); provided, however, that after Stockholder Approval has been obtained, no amendment which under applicable law requires further approval by those stockholders may be without such further stockholder approval. The Merger Agreement may not be amended except by an instrument in writing signed by the parties thereto. However, without the prior written consent of each of NRC's or Purchaser's third party financing sources participating in any financing raised in connection with the transactions contemplated by the Merger Agreement, neither NRC nor Purchaser shall consent to any amendment, modification or waiver (including any defined term used therein) of the provisions of Section 6.04(a), Section 6.04(b), Section 8.04, Section 9.05, Section 9.06, Section 9.07 and Section 9.08 of the Merger Agreement to the extent such amendment, modification or waiver would adversely affect any of NRC's or Purchaser's third party financing sources participating in any financing raised in connection with the transactions contemplated by the Purchase Agreement.

        Waiver.    The Merger Agreement provides that, at any time prior to the Effective Time, Op-Tech on the one hand, and NRC and Purchaser on the other hand, may (1) extend the time for the performance of any obligation or other act of the other party, (2) waive any inaccuracy in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant thereto and (3) waive compliance with any agreement of the other party or any condition to its own obligations contained in the Merger Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by Op-Tech or NRC (on behalf of NRC and Purchaser). The waiver by any party to the Merger Agreement of a breach of any provision thereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision thereunder. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of those rights.

        Confidentiality Agreement.    JFL and Op-Tech executed a Confidentiality and Non-Disclosure Agreement, dated January 25, 2013, to set forth each party's confidentiality and non-disclosure obligations with regards to information concerning Op-Tech. As a condition to being furnished certain information, each of JFL and Op-Tech (subject to limited exceptions) agreed to keep that information confidential unless otherwise required by law or pursuant to certain noted exceptions, and not to use that information for any purpose other than in connection with evaluating a potential transaction between JFL and Op-Tech. The confidentiality obligations of JFL are for 12 months from the date of the Confidentiality and Non-Disclosure Agreement, unless and until the Confidentiality and Non-Disclosure Agreement is terminated by Op-Tech or is superseded by another agreement between Op-Tech and JFL that concerns use of Op-Tech's confidential information.

        The foregoing summary is qualified in its entirety by reference to the complete text of the Confidentiality and Non-Disclosure Agreement, which is filed as an exhibit to the Schedule TO and incorporated herein by reference.

        Tender and Support Agreement.    At the request of and as a condition to NRC's execution of the Merger Agreement, on June 19, 2013, NRC US Holdings Company, Purchaser, and the Tendering Stockholders entered into the Tender and Support Agreement, pursuant to which the Tendering Stockholders have agreed to validly tender into the Offer all Shares held by them. As of the date of this Offer to Purchase, the Tendering Stockholders own an aggregate of 5,865,433 Shares, or approximately 9.8% of the Shares on a fully diluted basis. Assuming conversion of all convertible notes held by them, the Tendering Stockholders would own an aggregate of 53,136,263 Shares, or approximately 88.7% of the Shares on a fully diluted basis.

        Pursuant to the Tender and Support Agreement, the Tendering Stockholders have agreed that at every meeting of Op-Tech stockholders called, and at every adjournment or postponement thereof, such Tendering Stockholder shall, or shall cause the holder of record on any applicable record date to, vote the Shares (to the extent that any of the Shares are not purchased in the Offer) (1) in favor of (a) approval and adoption of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement, and (b) approval of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes for the approval and adoption of the Merger Agreement on the date on which such meeting is held, (2) against (a) any agreement or arrangement related to or in furtherance of any Acquisition Proposal, (b) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of Op-Tech or its subsidiary, (c) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or that would reasonably be expected to dilute materially the benefits to NRC of the transactions contemplated by the Merger Agreement, or (d) any action, proposal, transaction or agreement that would reasonably be expected to result in (i) a breach of any covenant, representation or warranty or other obligation or agreement of Op-Tech under the Merger Agreement or of such Tendering Stockholder under the Tender and Support Agreement or (ii) the failure of any offer condition in the Merger Agreement to be satisfied, and (3) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of stockholders, and in connection therewith to execute any documents reasonably requested by NRC that are necessary or appropriate in order to effectuate the foregoing.

        In addition, the Tendering Stockholders have agreed to convert their convertible notes into Shares no later than five business days prior to the initial Expiration Date upon the satisfaction of certain conditions and validly tender the Shares beneficially owned by them in the Offer, including any additional Shares that they may acquire after the date of the Tender and Support Agreement. Additionally, until the earlier of (1) termination of the Tender and Support Agreement in accordance with its terms and (2) the Effective Time, no Tendering Stockholder shall exercise, in whole or in part, any Op-Tech Options unless the exercise price per Share of such Op-Tech Options is less than the Offer

Price. Further, each Tendering Stockholder has acknowledged and agreed that in accordance with the provisions of the Merger Agreement, if the exercise price per Share of any such Op-Tech Option is (1) equal to or greater than the Merger Consideration, such Op-Tech Option shall be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect, and (2) less than the Merger Consideration, such Op-Tech Option shall be cancelled as of immediately prior to the Effective Time in exchange for the right to receive, an amount in cash (without interest, and net of any taxes withheld) equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per Share payable under such Op-Tech Option multiplied by (b) the number of Shares subject to such Op-Tech Option.

        Under the terms of the Tender and Support Agreement, each Tendering Stockholder that owns an Op-Tech Warrant has agreed that until the earlier of (1) termination of the Tender and Support Agreement in accordance with its terms and (2) the Effective Time, the warrantholder shall not exercise, in whole or in part, the Op-Tech Warrant. The warrantholder acknowledged and agreed that in accordance with the provisions of the Merger Agreement, if the exercise price per Share of the Op-Tech Warrant is (1) equal to or greater than the Merger Consideration, the Op-Tech Warrant shall be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect, and (2) less than the Merger Consideration, the Op-Tech Warrant shall be cancelled as of immediately prior to the Effective Time in exchange for the right to receive, an amount in cash (without interest, and net of any Taxes withheld) equal to the product of (a) the excess, if any, of the Merger Consideration over the exercise price per Share payable under the Op-Tech Warrant multiplied by (b) the number of Shares subject to the Op-Tech Warrant.

        The Tendering Stockholders may not withdraw any Shares tendered in the Offer pursuant to the Tender and Support Agreement unless and until (1) we terminate the Offer in accordance with the terms in the Merger Agreement or (2) the Tender and Support Agreement is terminated in accordance with its terms.

        The Tendering Stockholders have irrevocably appointed NRC as their attorney-in-fact and proxy for and on behalf of such Tendering Stockholder, for and in their name, place and stead of such Tendering Stockholder, to (1) attend any and all stockholder meetings of Op-Tech with respect to the Offer, the Merger, or the transactions contemplated by the Merger Agreement; (2) vote, express consent or dissent or issue instructions to the record holder to vote, express consent or dissent with respect to such Tendering Stockholder's Shares in accordance with the provisions described above at any such meeting; and (3) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions described above, all written consents with respect to the Tendering Stockholder's Shares.

        During the term of the Tender and Support Agreement, except as otherwise provided therein, the Tendering Stockholders have agreed not to do or consent to any of the following, directly or indirectly:

  •
  create or permit to exist any lien on any such Tendering Stockholder's Shares, convertible notes, Op-Tech Options or Op-Tech Warrant,

  •
  transfer or enter into any contract with respect to any transfer of such Tendering Stockholder's Shares, convertible notes, Op-Tech Options or Op-Tech Warrant, or any interest therein,

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  grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Tendering Stockholder's Shares, convertible notes, Op-Tech Options or Op-Tech Warrant,

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  deposit or permit the deposit of such Tendering Stockholder's Shares, convertible notes, Op-Tech Options or Op-Tech Warrant, into a voting trust or enter into a voting agreement or arrangement with respect to such Tendering Stockholder's Shares, convertible notes, Op-Tech Options or Op-Tech Warrant, as the case may be, or

  •
  take or permit any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of such Tendering Stockholder's therein untrue or incorrect.

        Further, each Tendering Stockholder (1) agrees not to engage in any transaction with respect to any of the Tendering Stockholder's Shares, convertible notes, Op-Tech Options or Op-Tech Warrant with the primary purpose of depriving NRC and Purchaser of the intended benefits of the Tender and Support Agreement and (2) undertakes that, in his, her or its capacity as a stockholder of Op-Tech, such Tendering Stockholder shall not, and shall cause his, her or its affiliates or representatives not to, directly or indirectly solicit, initiate, facilitate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person relating to, or otherwise facilitate, any Acquisition Proposal.

        The Tender and Support Agreement will automatically terminate on the earliest of: (1) the termination of the Merger Agreement in accordance with its terms and (2) the Effective Time.

        The foregoing summary of the Tender and Support Agreement is qualified in its entirety by reference to the complete text of each of those Tender and Support Agreement, which is filed as an exhibit to the Schedule TO and incorporated herein by reference.

        Effects of Inability to Consummate the Merger.    If, following the consummation of the Offer, the Merger is not consummated for any reason (see—"The Merger Agreement—Conditions to Consummation of the Merger"), NRC, which indirectly owns 100% of the common stock of Purchaser, will indirectly control the number of Shares acquired by Purchaser pursuant to the Offer, as well as any other Shares held by NRC or its subsidiaries. Under the Merger Agreement, effective upon Purchaser's acceptance of Shares for payment pursuant to the Offer, and from time to time thereafter, subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, Op-Tech has agreed to cause a pro rata portion (based on the percentage of outstanding shares acquired by Purchaser) of the directors of Op-Tech to consist of persons designated by NRC (see "The Merger Agreement—Directors"). As a result of its ownership of those Shares and right to designate nominees for election to the Op-Tech Board, NRC indirectly will be able to control decisions of the Op-Tech Board and the decisions of Purchaser as a stockholder of Op-Tech. This concentration of control in one stockholder may adversely affect the market value of the Shares.

        If NRC controls more than 50% of the outstanding Shares following the consummation of the Offer but the Merger is not consummated, Op-Tech stockholders, other than those affiliated with NRC, will lack sufficient voting power to elect directors or to cause other actions to be taken which require majority approval.

12.   Source and Amount of Funds

        Purchaser will need approximately $12,000,000 to purchase all Shares validly tendered in the Offer (and not properly withdrawn), to cash out options and warrants to acquire Shares, to pay-off certain of Op-Tech's indebtedness, to pay fees and expenses related to the Offer and the Merger and to complete the Merger and to pay the consideration in respect of Shares converted in the Merger into the right to receive the Merger Consideration.

        As of June 1, 2013, NRC had cash and deposits in the amount of approximately $10 million and available borrowing under an existing revolving credit facility of $15 million. NRC expects to have sufficient cash on hand at the expiration of the Offer to pay the Offer Price for all Shares in the Offer.

        The Offer is not conditioned upon any financing arrangements.

13.   Conditions of the Offer

        Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may, subject to the provisions of the Merger Agreement, delay the acceptance for payment of or the payment for any tendered Shares, and (subject to the provisions of the Merger Agreement) may terminate the Offer and not accept for payment any tendered Shares, if at any time on or after the date of the Merger Agreement and before the expiration of the Offer, any of the following events or circumstances in clauses (1) through (8) shall have occurred and be continuing:

          (1)   immediately prior to the expiration of the Offer (as extended in accordance with the Merger Agreement), the number of Shares validly tendered and not properly withdrawn, together with any Shares owned by NRC or any wholly-owned direct or indirect subsidiary of NRC, constitutes less than 90% of the Fully Diluted Shares (however, notwithstanding the Tender and Support Agreement or any other provision of the Merger Agreement, NRC or Purchaser may, in their sole discretion, determine the Minimum Tender Condition satisfied if a majority, instead of 90%, of all Fully Diluted Shares are validly tendered in accordance with the terms of the Offer immediately prior to the scheduled Expiration Date and not properly withdrawn);

          (2)   there shall be instituted or pending any action or proceeding by any person that seeks, directly or indirectly, to (a) make illegal, prohibit, materially delay or otherwise restrain the making of the Offer, the consummation of the Offer or the Merger or the performance of the Merger Agreement, (b) impose material damages, costs or expenses on Op-Tech or NRC or their affiliates as a result of the transactions contemplated by the Merger Agreement, (c) restrain, prohibit or limit NRC's, Op-Tech's or any of their respective affiliates' ownership or operation of all or any material portion of the business or assets of NRC, Op-Tech or any such affiliate, or to compel NRC, Op-Tech or any of their respective affiliates to dispose of, license or hold separate all or any material portion of the business or assets of NRC, Op-Tech or any such affiliate, or (d) impose limitations on the ability of NRC, Purchaser or any of NRC's other affiliates effectively to acquire, hold or exercise full rights of ownership of any Shares, including the right to vote the Shares acquired or owned by NRC, Purchaser or any of NRC's other affiliates on all matters properly presented to Op-Tech's stockholders;

          (3)   any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order (preliminary or permanent) or law which has resulted in, or is reasonably likely to result in, any of the consequences referred to in clause (3) of this Section 13—"Conditions to the Offer";

          (4)   any of the representations and warranties of Op-Tech contained in the Merger Agreement (other than those with respect to Op-Tech's actions pursuant to the Offer, Op-Tech's organization and qualification to do business, Op-Tech's restated certificate of incorporation, as amended, and its bylaws, Op-Tech's subsidiary, Op-Tech's capitalization, Op-Tech's authority to enter into the Merger Agreement and Tender and Support Agreement and the Offer and the Merger, absence of conflicts, required filings or consents, Op-Tech's indebtedness, Op-Tech disclosure documentation, brokers' fees, and compliance with state anti-takeover laws) shall not be true and correct as of the date of the Merger Agreement and at and as of the acceptance for payment of Shares pursuant to the Offer (without regard to any qualifications therein as to materiality or Op-Tech Material Adverse Effect), as though made at and as of that time (or, if made as of a specific date, at and as of that date), except for those failures to be true and correct as would not reasonably be expected to have, individually or in the aggregate, a Op-Tech Material Adverse Effect; or any of the representations and warranties of Op-Tech with respect to Op-Tech's actions pursuant to the Offer,

  Op-Tech's organization and qualification to do business, Op-Tech's restated certificate of incorporation, as amended, and its bylaws, Op-Tech's subsidiary, Op-Tech's capitalization, Op-Tech's authority to enter into the Merger Agreement and Tender and Support Agreement and the Offer and the Merger, absence of conflicts, required filings or consents, Op-Tech's indebtedness, Op-Tech disclosure documentation, brokers' fees, and compliance with state anti-takeover laws, shall not be true and correct as of the date of the Merger Agreement and at and as of the acceptance for payment of Shares pursuant to the Offer (without regard to any qualifications therein as to materiality or Op-Tech Material Adverse Effect), as though made at and as of that time (or, if made as of a specific date, at and as of that date), in all material respects;

          (5)   Op-Tech shall have failed to perform in any material respect any covenant or obligation required to be performed or complied with by it under the Merger Agreement at or prior to the acceptance for payment of Shares pursuant to the Offer;

          (6)   there shall have occurred a declaration of a banking moratorium by federal authorities or any suspension of payments in respect of banks in the United States;

          (7)   NRC and Purchaser shall not have received a certificate executed by Op-Tech's Chief Executive Officer and Chief Financial Officer confirming on behalf of Op-Tech that none of the events and circumstances set forth in clauses (4) and (5) of this Section 13—"Conditions to the Offer" shall have occurred and be continuing immediately prior to the acceptance for payment of Shares pursuant to the Offer;

          (8)   NRC and Purchaser shall not have received a copy from Op-Tech of fully executed and validly existing "payoff" letters or similar documents from each person to whom Op-Tech owes any indebtedness, which "payoff" letter or document (a) sets forth the amount required to be paid to such Person to discharge all such indebtedness owed to such person and (b) provides that upon payment of the amount referenced in subclause (a), (i) all such indebtedness will have been repaid and neither Op-Tech, its subsidiary, NRC or Purchaser will have any outstanding obligations with respect to such indebtedness and (ii) any and all liens of such person against the Op-Tech or its subsidiary will be promptly released; or

          (9)   the Merger Agreement shall have been validly terminated in accordance its terms.

        The Merger Agreement provides that the foregoing conditions are for the sole benefit of NRC and Purchaser and may be waived only by NRC or Purchaser, and then, in whole or in part, at any time and from time to time prior to the Expiration Date in the sole discretion of NRC or Purchaser (except for any condition that may only be waived with Op-Tech's consent). See Section 1—"Terms of the Offer" and Section 11—"Purpose of the Offer and Plans for Op-Tech; Transaction Documents—The Merger Agreement—The Offer." However, without the prior written consent of Op-Tech, Purchaser shall not accept for payment or pay for any Shares in the Offer if, as a result, Purchaser would acquire less than the number of Shares necessary to satisfy the Minimum Tender Condition.

14.   Dividends and Distributions

        The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, Op-Tech shall not, and shall not permit its subsidiary to, without the prior consent of NRC, declare, set aside or pay any dividends or make any other distribution (whether in cash, stock, property or otherwise) with respect to any of its capital stock (other than dividends or distributions by Op-Tech's subsidiary only to Op-Tech in the ordinary course of business). See Section 11—"Purpose of the Offer and Plans for Op-Tech; Transaction Documents—The Merger Agreement—Covenants."

15.   Certain Legal Matters; Regulatory Approvals

        General.    Except as otherwise set forth in this Offer to Purchase, based on NRC's and Purchaser's review of publicly available filings by Op-Tech with the Commission and other information regarding Op-Tech, NRC and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of Op-Tech and which might be adversely affected by the acquisition of Shares by Purchaser or NRC pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser, or NRC pursuant to the Offer. In addition NRC and Purchaser are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for NRC's and Purchaser's acquisition or ownership of the Shares. Should any such approval or other action be required, NRC and Purchaser currently expect that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions. In such an event, we may not be required to purchase any Shares in the Offer. See Section 11—"Purpose of the Offer and Plans for Op-Tech; Transaction Documents—The Merger Agreement—Termination", Section 11—"Purpose of the Offer and Plans for Op-Tech; Transaction Documents—The Merger Agreement—Further Action; Efforts" and Section 13—"Conditions of the Offer."

        State Takeover Laws.    A number of states (including Delaware, where Op-Tech is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in those states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

        Op-Tech is incorporated under the laws of the State of Delaware. Op-Tech is subject to Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a "business transaction" with:

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  a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an "interested stockholder");

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  an affiliate of an interested stockholder; or

  •
  an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A "business transaction" includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

  •
  our board of directors approves the transaction that made the stockholder an "interested stockholder," prior to the date of the transaction;

  •
  after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

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  on or subsequent to the date of the transaction, the business transaction is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

        Other State Takeover Laws.    Purchaser is not aware of any other state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer or the Merger or other business combination between Purchaser or any of its affiliates and Op-Tech, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 13—"Conditions of the Offer."

        Stockholder Approval.    Under the DGCL, if Purchaser acquires, pursuant to the Offer, the Top-Up Option or otherwise, at least one share more than 90% of the outstanding Shares (including Shares owned by Purchaser, NRC and its wholly-owned subsidiaries), the Merger may be effected under the short-form merger provisions of the DGCL without prior notice to, or any action by, any other stockholder of Op-Tech. If Purchaser, NRC and its wholly-owned subsidiaries do not acquire at least 90% of the outstanding Shares (pursuant to the Offer, the Top-Up Option or otherwise), NRC and Purchaser will seek approval of the Merger and adoption of the Merger Agreement by Op-Tech stockholders. Approval of the Merger and adoption of the Merger Agreement requires the approval of holders of not less than a majority of the outstanding Shares, including the Shares owned by Purchaser, NRC and its wholly-owned subsidiaries. Thus, assuming that a majority of Shares of Op-Tech are acquired by the Purchaser at the time for acceptance for payment of the Shares pursuant to the Offer, Purchaser, NRC and its wholly-owned subsidiaries would own sufficient Shares to enable Purchaser, NRC and its wholly-owned subsidiaries, without the affirmative vote of any other stockholder of Op-Tech, to satisfy the stockholder approval requirement to approve the Merger and adopt the Merger Agreement. Pursuant to the Tender and Support Agreement, the Tendering Stockholders have already agreed to tender their Shares pursuant to the Offer, such that the Minimum Tender Condition would be satisfied. Additionally, in the event the Minimum Tender Condition is not satisfied, in NRC's or Purchaser's sole discretion, the Minimum Tender Condition may be deemed satisfied if a majority, instead of 90%, of all Fully Diluted Shares are validly tendered in accordance with the terms of the Offer immediately prior to the scheduled Expiration Date and not properly withdrawn. Pursuant to the Merger Agreement, if the Stockholder Approval is required by law, then, in accordance with the DGCL, the certificate of incorporation and bylaws of Op-Tech, and the Exchange Act, Op-Tech, in consultation with NRC, will as promptly as practicable after the consummation of the Offer, for the purpose of obtaining the Stockholder Approval, duly set a record date for, call, give notice of, convene and hold a special meeting of Op-Tech stockholders as promptly as reasonably practicable following the acceptance for payment of Shares pursuant to the Offer (with the record date and meeting date to be determined by NRC).

        Appraisal Rights.    No appraisal rights are available to Op-Tech stockholders in connection with the Offer. However, if the Merger is consummated, a stockholder of Op-Tech who has not tendered his or her Shares in the Offer will have rights under Section 262 of the DGCL to dissent from the Merger and demand appraisal of, and obtain payment in cash for the "fair value" of, that stockholder's Shares. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (immediately prior to the Effective Time) required to be paid in cash to dissenting stockholders of Op-Tech for their Shares. Any such judicial determination of the fair value of the Shares would not necessarily include any element of value arising from the accomplishment or expectation of the Merger and could be based upon considerations other than, or in addition to, the Merger Consideration and the market value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration. If any Op-Tech stockholder who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his or her right to appraisal and payment under the DGCL, such holder's Shares will thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, in accordance with the Merger Agreement. An Op-Tech stockholder may withdraw his or her demand for appraisal by delivery to NRC of a written withdrawal of his or her demand for appraisal, subject to the requirements of Section 262 of the DGCL. Any impact on the value of the Shares as a result of the issuance of the Top-Up Shares will not be taken into account in any determination of fair value of Shares in any appraisal proceeding in connection with the Merger.

        The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law which will be set forth in their entirety in the proxy statement or information statement for the Merger, unless the Merger is effected as a short-form merger, in which case they will be set forth in the notice of merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL.

        Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

        "Going Private" Transactions.    Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (1) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (2) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither NRC nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

16.   Fees and Expenses

        Purchaser has retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, neither NRC nor Purchaser will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will upon request be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.   Miscellaneous

        Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Purchaser will make a good faith effort to comply with that state statute or seek to have that statute declared inapplicable to the Offer. If, after a good faith effort, Purchaser cannot comply with the state statute, Purchaser will not make the Offer to, nor will Purchaser accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, "blue sky" or other laws require the Offer to be made by a licensed broker or dealer, Purchaser will endeavor to make arrangements to have the Offer made on its behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

        Purchaser and NRC have filed with the Commission the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the Commission in the manner set forth in Section 8 under "Certain Information Concerning Op-Tech—Available Information."

        No person has been authorized to give any information or make any representation on behalf of NRC or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, that information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of NRC, Purchaser, Op-Tech or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

NRC Merger Sub, Inc.

June 28, 2013

 SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF NRC AND PURCHASER

NRC

        The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director of NRC and the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each executive officer of NRC. Each such person is a citizen of the United States of America.

Name	Business Address (Current Business Phone Number)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
C. Alexander Harman	450 Park Avenue, Sixth Floor New York, NY 10022 (212-634-0100)	Manager of NRC (2012 to present). Director and President of Purchaser (2013 to present). Partner at JFL (2008 to present).
Glenn M. Shor	450 Park Avenue, Sixth Floor New York, NY 10022 (212-634-0100)	Manager and Secretary of NRC (2012 to present). Director and Secretary of Purchaser (2013 to present). Vice President of JFL (2010 to present). Investment Associate at D.E. Shaw & Co. (2006 to 2009).
Steven Candito	3500 Sunrise Highway Great River, NY 11739 (631-224-9141)
Director, President, Chief Executive Officer, and Treasurer of NRC (2012 to present). President and Chief Operating Officer of National Response Corporation (2012 to present). President of NRC Environmental Services Inc. (2003 to 2012).
David Rattner	450 Park Avenue, Sixth Floor New York, NY 10022 (212-634-0100)	Secretary of NRC (2012 to present). Director and Secretary of Purchaser (2013 to present). General Counsel of JFL (2010 to present). General Counsel of OAO Technology Solutions, Inc. (2002 to 2010).

A-1

 PURCHASER

        The following table sets forth the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each director of Purchaser and the name, present principal occupation or employment and past material occupations, positions, offices or employment for at least the past five years for each executive officer of Purchaser. Each person is a citizen of the United States of America, the current business address of each person is 450 Park Ave., Sixth Floor, New York, NY 10022, and the current business phone number is 212-634-0100.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
C. Alexander Harman	See above.
Glenn M. Shor	See above.
David Rattner	See above.

A-2

        The Letter of Transmittal and certificates representing the Shares and any other required documents should be sent or delivered by each record stockholder or the stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary. Stockholders submitting certificates representing the Shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other documents by mail or overnight courier. Except as described in the Letter of Transmittal with respect to Eligible Institutions, facsimile copies of the certificates representing the Shares or Letters of Transmittal will not be accepted. The Letter of Transmittal and certificates representing the Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Offer is:

By First Class Mail:	By Registered or Certified Mail, or Overnight Delivery:
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions Suite V 250 Royall Street Canton, MA 02021

        Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

480 Washington Boulevard, 26th Floor
Jersey City, NJ 07310

All Holders Call Toll Free: (800) 248-7690

QuickLinks

  EXHIBIT (a)(1)(A)
The Information Agent for the Offer is
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
Op-Tech—Management's Financial Projections (all amounts in thousands of dollars)
  SCHEDULE A
INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE EXECUTIVE OFFICERS OF NRC AND PURCHASER
NRC
PURCHASER
The Depositary for the Offer is
The Information Agent for the Offer is